This Post-Qualification Offering Circular Amendment No.4 amends the offering circular of Nowigence, Inc., as qualified on  October 24, 2019, and as may be amended and supplemented from time to time (the “offering circular”), to add, update and/or replace information contained in the offering circular.

Post-Qualification Offering Circular

Amendment No.4

File No. 024-10957

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-A/A

REGULATION A OFFERING STATEMENT

UNDER THE SECURITIES ACT OF 1933

NOWIGENCE, INC.

(Exact Name of Registrant as Specified in Its Charter)

7370

(Primary Standard Industrial

Classification Code Number)

New York	45-2891478
(State or Other Jurisdiction of Incorporation or Organization	(I.R.S. Employer Identification Number)

101 S Tryon Street, 27th Floor, Charlotte, NC 28280

704-275-8546

Anoop Bhatia

101 S Tryon Street, 27th Floor, Charlotte, NC 28280

704-275-8546

THIS OFFERING STATEMENT SHALL ONLY BE QUALIFIED UPON ORDER OF THE COMMISSION UNLESS A SUBSEQUENT OFFERING CIRCULAR IS FILED INDICATING THE INTENTION TO BECOME QUALIFIED BY OPERATION OF THE TERMS OF REGULATION A.

PART I - NOTIFICATION

Part I should be read in conjunction with the attached XML Document for Items 1-6

PART II — INFORMATION REQUIRED IN OFFERING CIRCULAR

See attached

PRELIMINARY OFFERING CIRCULAR October 19, 2020, SUBJECT TO COMPLETION

An Offering statement pursuant to Regulation A+ Rule 251(d)(3) relating to these securities has been filed with the Securities and Exchange Commission. The information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offer to buy be accepted before the Offering statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the Offering statement in which such Final Offering Circular was filed may be obtained.

NOWIGENCE, INC.

Up to $50,000,000 of Class A Common Stock

Nowigence, Inc., a New York corporation (the “Company,”, “Nowigence,” we,” “us,” “our” and similar expressions) is offering up to $50,000,000 of class A common shares (the “Shares”) of common stock, par value $0.00001 per share (the “Common Stock”), in this offering (the “Offering”) through a Tier 2 Offering pursuant to Regulation A+ Rule 251(d)(3) (“Regulation A+”) under the Securities Act of 1933, as amended (the “Securities Act”).

We may offer and sell up to $50,000,000 in aggregate of the securities identified above from time to time in one or more offerings under this prospectus. This prospectus describes the general terms of these securities and the general manner in which these securities will be offered. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. Such prospectus supplement may also add, update, or change the information contained in this prospectus. You should carefully read this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information” before you invest.

We may offer and sell these securities in amounts, at prices and on terms determined at the time of offering. The securities may be sold directly to purchasers or through underwriters, dealers, or agents. If underwriters, dealers, or agents are used to sell the securities, we will name them and describe their compensation in a prospectus supplement.

As of the date of this prospectus, the aggregate market value of our outstanding common stock held by non-affiliates, was approximately $317,617,500 which amount is based on Class A & B 63,523,500 outstanding shares of common stock held by affiliates and non-affiliates and for per share price of  $5.00 last sold under the qualification received on October 24, 2019, which is the highest sales price of our common stock till date. We are qualified to sell securities utilizing Regulation A+ 251(d)(3) as per the amended regulation.

Rule 251(d)(3) allows Regulation A+ shelf securities offerings for:

Secondary offerings, Securities offerings issued pursuant to an issuer’s dividend or interest reinvestment plan, Securities offerings issued under an employee benefit plan, Securities issued upon the exercise of outstanding options, warrants or rights, Securities issued upon conversion of outstanding securities, Securities that are pledged as collateral.

Continuous securities offerings that start within two calendar days after SEC qualification of the offering may continue for a period of more than 30 days after the initial qualification and will be made in an amount that, at the time of the initial qualification, is reasonably expected to be offered and sold within two year periods. An issuer may sell such securities for a maximum of three years after initial SEC qualification if it is current in its Tier 2 annual and semi-annual reports, if required to file such reports, and the company is current with its annual and simi-annual filings. The company is in the process of filing 15C2-11 application to quote the class A shares on the OTCQX, and the unaffiliated current shareholders are qulified to seek 144 exemption to permit trading their stocks in the secondary market under Rule 144 exemption. The company is planning to continuously offer its Class A shares in the secondary market upon qualification.

Our executive offices are located at 101 S Tryon Street, 27th Floor, Charlotte, NC 28280. Our website is www.nowigence.com, and our telephone number is 704-275-8546 the contents of which are not incorporated in this Offering Circular.

Generally, no sale may be made to you in this Offering to the extent that the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(c) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

We are an early growth and establishment stage company.  Since our inception in August 2011, we have been focused on early-stage business activities, including building a team, designing our software and user interface, gathering a large informational database, and generating a customer base as early adopters that provide monthly recurring revenue. We have been operational since 2011, and have tangible and intangible assets other than cash, and cash equivalent, and have generated revenue since 2017.  As a result, we are not deemed to be a “shell company” as defined in Rule 405 of the Securities Act and Rule 12b-2 of the Exchange Act.

The Offering Price cannot be fixed for class A Share throughout for the offering period, the company plan is to float its class A shares, the company is in the process of filing 15C2-11 application to quote the class A shares on the OTCQX, the unaffiliated current shareholders are seeking 144 exemption to permit trading their stocks in the secondary market once the holding period is satisfied as mandated by Rule 144.

The minimum subscription shall be for 100 Class A Shares at the market price, The Offering Price shall be the public market price or determined by the company in supplement prospectus.

This Offering is being conducted on a “best-efforts” basis by our officers and directors. We may also sell the Shares through one or more FINRA member firms. We have not engaged any FINRA member firms as of the date of this prospectus.

Each share of our Class A Common Stock is entitled to one vote on any matter brought forth to shareholders.  As on June 30, 2020, our officers, and directors collectively own 39,681,020 of class A and B common shares or 62.47% of our currently outstanding Common Stocks of both Class A and Class B. Class B common stock has 10 votes per share. Our CEO Mr. Anoop Bhatia owns 100% of Class B stock which amount to 37,927,270 shares, which controls 93.68% of the voting power before the offering. Collectively, as officers and directors, a total voting power of 94.11% is owned , therefore have control over general corporate matters, such as the election of directors, the sale of all or substantially all of the assets of the Company, amending the Corporation’s articles of incorporation.  Following this Offering, and assuming all $50,0000,000 of class A common shares are sold, our officers and directors will own the approximate aggregate of voting ____% which will be disclosed in a supplement filing once the shares are sold and the market price per share is known. It will in supplemental filings subsequent to our offering where we will disclose the voting % aggregates of our officers and directors if we sell less than $37,500,000 value of the shares in the offering, or if we sell less than $25,000,000 value of the shares in the offering, or if we sell less than $12,500,000 value of the shares in the offering. However, given the concentrated control of voting power of our CEO Anoop Bhatia, it will limit or preclude your ability to influence corporate matters for the foreseeable future and could harm the market value of your Common Stock. Also, this concentrated control will limit or preclude your ability to influence corporate matters for the foreseeable future and could harm the market value of your Common Stock.

Our officers and directors will not receive any commission or any other remuneration for any sales. In Offering the Shares on our behalf, our officers, directors, and employees will rely on the safe harbor from broker-dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). See “Plan of Distribution.”

The Offering will commence within two calendar days after this Offering circular has been qualified by the U.S. Securities and Exchange Commission (the “Commission” or the “SEC”). There is no minimum number of Shares that we must sell in order to conduct a closing in this Offering and we intend to have multiple closings until the termination of the Offering Period. This Offering will terminate upon the earlier of (i) such time as all of the Shares have been sold pursuant to this Offering Circular; (ii) our board of directors determines to terminate the Offering; or (iii) 730 days from the qualified date of this Offering Circular, unless extended by our directors for an additional 365 days (the “Offering Period”).

After the Offering Statement has been qualified by the SEC, we will accept tenders of funds to purchase the Shares. We may close on investments on a monthly “rolling” basis (so not all investors will receive their Shares on the same date, however, the investor will receive their shares 30 days from the date the company accepts the subscription agreement). The Company will hold all funds it receives in a segregated bank account to monitor investors funds received. Upon each closing, the proceeds collected for such closing will be disbursed to the Company and the Shares for each closing will be issued to investors 30 days from the date the subscription agreement is accepted by the company.

This Offering Circular follows the disclosure format of Part I of Form S-1 pursuant to the general instructions of Part II(a)(1)(ii) of Form 1-A.

THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES OF OUR COMMON STOCK ONLY IF YOU CAN AFFORD THE COMPLETE LOSS OF YOUR INVESTMENT. PLEASE REFER TO “RISK FACTORS” BEGINNING ON PAGE 16 OF THIS OFFERING CIRCULAR.

The United States Securities and Exchange Commission does not pass upon the merits of or give its approval to any securities offered or the terms of the Offering, nor does it pass upon the accuracy or completeness of any Offering circular or other solicitation materials. These securities are offered pursuant to an exemption from registration with the Commission; however, the Commission has not made an independent determination that the securities offered are exempt from registration.

	Price to public		Underwriter discounts and commissions (1)		Proceeds to the issuer (2)		Proceeds to other persons
Per Class A Share		$0.00		$0.0		$0.00		$0.00
Total Minimum Amount	$	N/A	$	N/A	$	N/A	$	N/A
Total Maximum Amount		$50,000,000.00		$00.00		$49,900,000.00		$0.00

(1)	We have not engaged an Underwriter in an Underwriting Agreement with FINRA/SIPC member firm (the “Underwriter”) at this time of this prospectus
(2)

Before deducting expenses, estimated to be approximately $100,000 including legal fees and accounting fees. For more information about the expenses of this Offering, please see the section entitled, “Plan of Distribution.”

(3)	There is no minimum number of Shares that must be sold in this Offering.

The date of this Offering Circular is October 19, 2020

TABLE OF CONTENTS

PART - II OFFERING CIRCULAR

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus may only be used where it is legal to offer and sell shares of our common stock. If it is against the law in any jurisdiction to make an offer to sell these shares, or to solicit an offer from someone to buy these shares, then this prospectus does not apply to any person in that jurisdiction, and no offer or solicitation is made by this prospectus to any such person. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock. Our business, financial condition, results of operations and prospects may have changed since such date. Information contained on our website is not a part of this prospectus.

ABOUT THIS PROSPECTUS

This prospectus is part of a qualification statement on Form 1-A that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process Rule 251(d)(3). Under this shelf registration process, we are qualifying the securities described in this prospectus with a total aggregate principal not to exceed $50,000,000. We may, from time to time, offer and sell such securities, or any combination of such securities, in one or more offerings.

This prospectus provides you with a general description of the securities we may offer. Each time we offer or sell securities, we will provide you with a prospectus supplement containing specific information about the terms of that offering. The prospectus supplement may also add to, update, supplement or clarify information contained or incorporated by reference, as applicable, in this prospectus. If there is any inconsistency between the information in this prospectus and the information in the prospectus supplement, you should rely on the information in the prospectus supplement. This prospectus does not contain all of the information set forth in the qualification statement and the exhibits to the qualification statement. For further information concerning us and the securities, you should read the entire qualification statement and the additional information described under the sections entitled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

Unless the context requires otherwise or unless otherwise indicated, all references to “Nowigence, Inc.” the “Company,” “we,” “us” or “our” refers to Nowigence, Inc.

You should rely only on the information contained or incorporated by reference, as applicable, in this prospectus, any prospectus supplement, or other offering materials related to an offering of securities described in this prospectus. We have not authorized anyone to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it.

You should not assume that the information contained or incorporated by reference, as applicable, in this prospectus, any prospectus supplement, or other offering materials related to an offering of securities described in this prospectus is accurate as of any date other than the date of that document. Neither the delivery of this prospectus, any prospectus supplement or other offering materials related to an offering of securities described in this prospectus, nor any distribution of securities pursuant to this prospectus, any such prospectus supplement, or other offering materials shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated by reference, as applicable, in this prospectus, any such prospectus supplement or other offering materials since the date of each such document. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus does not constitute, and any prospectus supplement or other offering materials related to an offering of securities described in this prospectus will not constitute, an offer to sell, or a solicitation of an offer to purchase, the offered securities in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation in such jurisdiction.

OFFERING CIRCULAR SUMMARY

The following summary highlights selected information from this Offering Circular and may not contain all of the information that is important to you. To understand our business and this Offering fully, you should read this entire Offering Circular carefully, including the financial statements and the related notes in this Offering Circular, and the Risk Factors beginning on page 12. When we refer in this Offering circular to the “Company,” “we,” “us,” and “our,” we mean Nowigence, Inc., a New York corporation. This Offering circular contains forward-looking statements and information relating to the Company.

Our Company

Nowigence, Inc. is an early growth and establishment stage company incorporated in the state of New York in August 2011. Our principal executive offices are located at 101 S Tryon Street, 27th Floor, Charlotte, NC 28280. Our telephone number is 704-275-8546.  Our website is www.nowigence.com, the contents of which are incorporated by reference into this Offering Circular.

Nowigence, per its Incorporator’s action on December 28th, 2018 decided to acquire Nowigence India Private Limited located at Plot A-14, Eco Towers (7th Floor), Sector 125, Noida 201301, U.P. in India. Nowigence India Private Limited is a revenue-generating company since 2017. The main reason for the acquisition of the Indian company was synergy in operations. We were paying service fees to India to help develop the training dataset for our customers in the US and Europe. Also, the software engineers from India helped to develop the product. To gain better control, efficiency and to improve our service and grow the market in India, we decided to acquire the Indian company and make it a subsidiary. Nowigence India also have customers located in India to which they sell our platform on subscription basis. The acquisition was completed on January 18th, 2019.

Nowigence, with advanced expertise in AI, is committed to increasing the speed to which users, teams, and businesses make data-driven decisions. Our AI Robot, PluarisTM, comprehends data in real-time to deliver decisional boundaries and traceable intelligence derived from a rich spectrum of data types and sources, both inside and outside the business. This capability to deliver intelligence on demand, mimicking human comprehension, from a complex set of disparate sources applies to a wide variety of sectors, roles and processes.

On March 5, 2020, it announced a strategic partnership with Orion Innovation (Orion) with its head office in Edison, NJ. The partnership is in sales, marketing, and technology. Together with Orion, we are a team of over 4,100 associates. We serve Fortune enterprises and high-growth companies with over 200 employees, in digital transformation, data unification, and AI-based data comprehension. This gives access to Nowigence to penetrate the Enterprise market.

Commercial Status Update

We have been commercial since January 2017, even during our product development phase to marquee enterprises. Early adopters are Owens Corning, Wacker Chemie, HDFC Bank, Mahindra Holidays and Tech Mahindra who provided valuable feedback.

Our minimum viable product is being launched in October 2020.

The launch over the next few weeks/months is focused in the educational sector, and a few non-profit organizations (in healthcare and education). The product is being rolled-out to over 2,000 students from a few reputable technical schools. Subscription is free for a small period.

We have verbally received the go ahead for a new paid client which is one of the most reputed National Board of Secondary School Education in India. The scope includes a 6-months engagement on configuring the standard product platform to develop tailored outputs. Subsequently, a yearly license fee will apply.

We have successfully worked on the proof-of-concept in Sports and Transportation. Our AI Robot is being integrated with a widely used dispute resolution software used in many major and minor sports leagues around the world for insurance settlement. Also, we will be the AI minutes-of-the-meeting manager creating the project task list and documenting all engineering aspects to meet compliance and safety regulation for the Transportation sector encompassing  major companies in Aerospace, Locomotives, and Autonomous Automotive Vehicles. One premier Bank in Pittsburgh has evaluated our product and are in discussions to buy the offering.

Product Technology & Market Update

Unique Selling Point

Our view of the market is that AI using ML/NLP techniques is currently a project-based service industry. Clients hire coding engineers, data scientists and project managers to scope the requirements of a specific use case in form of technical specs which is then converted into a solution. This consultancy-based approach is not scalable. From a clients’ perspective it is expensive, time-consuming and does not guarantee success.

Nowigence has created a SaaS product platform sold on subscription that can quickly adapt to the needs of the users from across functions and sectors. The product approach allows the client-side users to work with the product from Day-1. Some delivery outputs useful for the end-users will require configuration at additional costs. This however does not require a huge budget or big project plans.

The second aspect that is unique is that Nowigence is among the first few companies that allows users direct access to the database. Most other cognitive information retrieval engines allow access from an intermediate interface where human-controlled quality screening have already ascertained the accuracy of the results. Operating directly from the database provides two main benefits for the users. The first is that the output is in real-time or near real-time depending upon the frequency at which the data is refreshed. The second is that data anomalies are detected faster and are corrected in the database to prevent propagation of erroneous data. We believe that our algorithms allow users to get to quality outputs adapting to their domain expertise faster than other competitive service offerings.

Market Opportunity

The last major invention is the Internet in the early to mid-90s. It triggered the start of the third industrial revolution. The previous two inventions that were revolutionary were steam and electricity.

The Internet ushered in new industry segments, created new jobs, fueled the global growth engine lifting millions of people from poverty.

New industries like e-commerce (e.g. Amazon, e-Bay), cloud (Microsoft Azure, AWS), cellphones (e.g. Apple or Nokia with 3G/4G), social media (LinkedIn, Facebook), streaming (Netflix), and SaaS (Salesforce) emerged. These new major segments are mere market positioning of the invention of internet – they do not have a high component of technological innovation.

We believe that human society is now at the dawn of the fourth industrial revolution with AI. It has a high component of technology innovativeness unlike any previous inventions. Like with other industrial revolutions, it has the power of accelerating the overall global GDP (of approx. $85 Trillion currently - http://www.statisticstimes.com/economy/gross-world-product.php)

growth rate to over 6-7% from its current levels of 2-3% (excluding 2020), bringing in many new industries and lifting millions to more highly skilled jobs increasing overall individual wealth, not only the amount but also the pace of money circulation.

In early 90s, businesses were faced with a different problem. There was no data to help businesses to globalize. Connectivity was an issue; Internet was just being born. A divided Europe with its multiple countries and currencies, non-existent ERP solution (SAP was a local company then) and a distant and eclectic Asia were barriers to overcome in the pursuit of global growth.

Now, we have too much of data – the enormity clutters our minds. It slows decision-making and as a result it stunts growth.

Industry landscape is expected to go through a major transformation in the next decade – Energy (from Hydrogen), Crypto, Blockchain, IOT, Faster Transportation – SpaceX (for inhabiting Mars), Virgin Galactic (for faster cross-continental travel), Driverless Cars, Locomotives, Cybersecurity, and others.

With this magnitude of change in the pace of business, humans will need our AI Robot to read, digest and analyze data at the speed of lightening. This is where Nowigence is expected play a significant role.

Market Hype

A period of hype precedes any major industrial revolution. According to 2019 data from the National Venture Capital Association, 1,356 AI-related companies in the U.S. raised $18.457 billion. That topped the 1,281 companies that raised $16.8 billion in 2018, according to PitchBook-NVCA Venture Monitor dated Jan 14, 2020 (https://venturebeat.com/2020/01/14/ai-startups-raised-18-5-billion-in-2019-setting-new-funding)

Lack of published financials through Private VC investments makes it difficult to understand the true returns on the investment.

Nowigence’s conservative investment strategy during its initial product development phase positions it strongly to go for significant gains with rapid customer traction through strong channel partners helping to introduce their ready-to-use AI Robot across multiple sectors. Customer side risk is reduced appreciably with the AI Robot delivering value right off-the-bat from Day-1 of set-up instead of the project-based customization approach of assigning expensive data scientists and ML/NLP experts to develop a solution from scratch.

Competition

There are different levels of competition -internally from within clients’ organizations and externally from myriads of competitors who consult as data scientist on project basis to automate workflows using AI for specific use cases.

They start from scratch using open source tools or libraries like SpaCy, NLTK, Allen NLP and Text Blob.

There are many big companies too that offer middle-of-the-value tools that provide a starting point with average accuracy but need data scientists to write their own optimization code to gain better accuracy or create outputs. This takes time. Gartner states that 60% of developments do not see the light of day. Key Tech Players in this space are Microsoft Azure Cognitive Engine, Cloud Natural Language – Google Cloud, Amazon Comprehend, IBM Watson.

There are also many semi-automated, niche solutions focusing on specific use cases like Salesforce Einstein, Artesian, Tellius, InfoNgen, Kingland Systems and others.

However, Nowigence provides automated data comprehension in real-time with high accuracy across industries and sectors. It has many functionalities in its platform. With precision in information retrieval, versatility with data types, a tap-on module to many IT tools and technologies and value deliverable from Day-1, it serves users from different functions and sectors.

Product Differentiation

Granularity - Most companies in this space work on a specific use case training the machine for few words or phrases that are needed to deliver the output. Nowigence spent over 5 years in developing proprietary processes that break down every sentence into its grammatical components. This is similar to the way, we, as humans, developed our linguistic skills through our schooling years. With the right mix of manual and automated extraction, we can teach computers faster than ever possible before and better than any other company.

Scalability – We are sector agnostic to begin with. Our proprietary processes extract many more major and minor entity categories and events regardless of the sector, surpassing the capabilities of products like IBM Watson. Right off-the-bat, users get over 80 to 85% accuracy on Day-1. With strength in extracting critical insights and rapid user-controlled data labeling processes, we can increase accuracy within a month to over 92% - at par or lower than the error rate of humans. In addition, while many machine learning models are trained at corporate-level, we offer parameter optimization to our clients at a user-level for tailored predictive models. Our platform is designed to take care of such a process automatically. With Orion Innovation, as channel partner, we are serving clients from different sectors as proof of our large-scale data processing capabilities across sectors.

Versatility - We use complex search techniques using two or more techniq, NLP techniques to retrieve precise answers to questions from tens and millions of documents at a snap. These techniques are novel and as per Gartner will replace keyword searches. We integrate with commonly used tools and technologies like team collaboration tools (Slack), One Drive or G-Drive, Salesforce, Outlook or Gmail, Lexis Nexis or Factiva, SharePoint, and others creating and delivering many outputs to users, teams and organizations automatically.

The COVID-19 pandemic has impacted global economies, resulting in workforce and travel restrictions. The factors began having adverse impacts on our operations, financial performance, liquidity as well as on the operations and financial performance of many of our customers.

We have taken steps to protect the health and safety of our employees and maintain business continuity. We are working from home offices till such time that we consider it safe for team members to work from the office. We took measures to reduce our sales and marketing team earlier in January and February in anticipation of the sales channel agreement with our channel partner. However, following the announcement of the National Emergency on the 13th of March, we have retained most of our team members.

Classes of Shares

Nowigence, Inc., has two classes of common shares: Class A common shares, and Class B common shares, which we refer to collectively as our ‘‘common shares.’’ The Class A common share will provide holders with one vote on all matters submitted to a vote of stockholders, the Class B common shares will each provide holders with ten votes on all matters submitted to a vote of stockholders. These attributes are summarized in the following table:

Class of Common ShareVotes Economic Rights

Class A common share   1        Yes

Class B common share   10        Yes

This Offering

Issuer:	Nowigence, Inc., a New York corporation.

Securities offered:	Maximum of $50,000,000 of class A shares (the “Shares”) of Common Stock, par value $0.00001 per share (the “Common Stock”).

Price per Share:	$ per class A Share

Offering Amount:	$50,000,000 if all the class A Shares are sold.

Offering Period:

The Offering will terminate upon the earliest of (i) such time as all of the Common Stock has been sold pursuant to the Offering Statement or (ii) 730 days from the qualified date of this Offering Circular unless extended by our Board of Directors for an additional 365 days. We may, however, at any time and for any reason terminate the Offering.

Class A Common shares outstanding before the Offering	25,596,230 shares
Class B Common stock outstanding before the offering	37,927,270 shares
Class A Common stock outstanding after the Offering Class B Common stock outstanding after the Offering	_____ Shares 63,523,500 Class A & B shares. There are 25,596,230 class A shares, and 37,927,270 of class B shares issued and outstanding.
Total Common Stock outstanding Before the Offering	Class A and B shares of Common Stock, assuming all $50,000,000 of class A common shares are sold.

Use of Proceeds:

If we sell all of the Shares, our net proceeds will be approximately $49,900,000. We intend to use these net proceeds for:

Software development and support, consisting of continued development;

-IT infrastructure and proprietary software platform, consisting of cloud-based, integrated systems to support our users. The infrastructure connects disparate systems bringing essential data points to user tasks.

These systems that comprise our platform require high usage and highly scalable provider resources and alliances;

-General office expenses consisting of rent, office supplies, and computer and other equipment; and

-Working capital and other general corporate purposes.

See “Use of Proceeds” on page 29 of this Offering Circular.

Proposed Listing:

Prior to this Offering, there has been no public market for our Common Stock. We have not submitted any applications to list on any national exchange as of this date.

We intend to apply to have our common stock quoted on the OTCQX Market.  There is no assurance that our application will be approved or, if approved, that an active trading market will develop for our common stock.

Risk Factors:

Investing in the Shares involves a high degree of risk. As an investor, you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section of this Offering

Circular starting on page 16.

RISK FACTORS

Investing in the Shares involves a high degree of risk. In evaluating Nowigence and investing in the Shares, careful consideration should be given to the following risk factors, in addition to the other information included in this Offering Circular. Each of these risk factors could materially adversely affect Nowigence’s business, software, operating results or financial condition, as well as adversely affect the value of an investment in our Shares. The following is a summary of the most significant factors that make this Offering speculative or substantially risky. The Company is still subject to all the same risks that all companies in its industry, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as variations of technologies). You should consider general risks as well as specific risks when deciding whether to invest.

Risks Related to Our Business and Industry

Since we are an early growth and establishment stage company, we have generated modest revenues and have a short operating history, an investment in the Shares offered herein is highly risky and could result in a complete loss of your investment if we are unsuccessful in our business plans.

Nowigence, Inc. is an early growth and establishment stage company incorporated in August 2011. Since our inception, we have been primarily focused on building a team, designing our software and user interface, gathering a large informational database, developing a pricing strategy, and have generated modest revenues. As a result of our lack of operating history, our ability to forecast our future operating results is limited and subject to a number of uncertainties, including our ability to plan for and model future growth. Based upon current plans, we expect to incur operating losses in future periods as we incur significant expenses associated with the initial launch of our platform. Further, we cannot guarantee that we will be successful in realizing sufficient revenues or in achieving or sustaining positive cash flow at any time in the future.

Our auditors have issued a “going concern” audit opinion.

Our independent auditors have indicated in their report on our December 31, 2019, financial statements that there is substantial doubt about our ability to continue as a going concern. A “going concern” opinion indicates that the financial statements have been prepared to assume we will continue as a going concern and do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets, or the amounts and classification of liabilities that may result if we do not continue as a going concern. Therefore, you should not rely on our consolidated balance sheet as an indication of the amount of proceeds that would be available to satisfy claims of creditors, and potentially be available for distribution to shareholders, in the event of liquidation.

We are a startup company and face challenges often encountered by startups.

We have encountered and will encounter risks and uncertainties frequently experienced by growing companies in rapidly changing industries, such as the risks and uncertainties described herein. If our assumptions regarding these risks and uncertainties (which we use to plan our business) are incorrect or change due to changes in our markets, or if we do not address these risks successfully, our operating and financial results could differ materially from our expectations and our business could suffer.

Failure to manage our growth may adversely affect our business or operations.

We expect to complete the early growth phase and then begin operations to grow our business rapidly over the next several years. This growth will place a significant strain on our management team and employees and on our operating and financial systems. To manage our future growth, we must continue to scale our business functions, improve our financial and management controls, build our reporting systems and procedures, and expand and train our workforce. We anticipate that additional investments in sales personnel, technology, and research, and development spending will be required to:

•scale our operations and increase productivity

•address the needs of our clients and partners

•further, develop and enhance our existing technologies and solutions

•develop new technology

•expand our markets and opportunity under management, including innovative solutions and geographic areas.

We cannot assure you that our controls, systems, and procedures will be adequate to support our future operations or that we will be able to manage our growth effectively. We also cannot assure you that we will be able to continue to establish and expand our market presence. Failure to effectively manage growth could result in difficulty or delays in deploying clients, declines in quality or satisfaction of service, increases in costs, and difficulties in introducing new features or other operational difficulties, and any of these difficulties could adversely impact our business performance and results of operations.

Our efforts to increase the use of our platform and services may not succeed and may negatively affect our revenue growth rate.

The success of sales and marketing for our software platform, which is a B2B software solution for financial institutions and businesses, is unpredictable. The future level of market acceptance is unpredictable. Further, the introduction of new solutions may not be successful, which would adversely affect potential growth. We are unable to determine with any certainty, the satisfactory level from clients using our platform, and may not be able to determine with certainty the extent to which our innovative solutions are being embraced by customers. Any factor adversely affecting sales of our platform or solutions, including release cycles, market acceptance, competition, performance and reliability, reputation, and economic and market conditions, could adversely affect our business and operating results.

Our solutions face competition in the marketplace. If we are unable to compete effectively, our operating results could be adversely affected.

We compete with many types of AI companies. Our existing competitors, as well as a number of potential new competitors, have longer operating histories, greater name recognition, more established customer bases and significantly greater financial, technical, marketing and other resources than we do. As a result, our competitors may be able to respond more quickly and effectively than we can to new or changing opportunities, technologies, standards or customer requirements. We could lose customers if our competitors introduce new competitive products and technologies, add new features, acquire competitive products, reduce prices, form strategic alliances with other companies or are acquired by third parties with greater available resources. We also face competition from a variety of vendors of software applications that address only a portion of one of our solutions. We may also face increasing competition from open source software initiatives, in which competitors may provide software and intellectual property for free. In addition, if a prospective customer is currently using a competing solution, the customer may be unwilling to switch to our solutions without access to set up support services. If we are unable to provide those services on terms attractive to the customer, the prospective customer may be unwilling to utilize our solutions. If our competitors’ products, services or technologies become more accepted than our solutions, if they are successful in bringing their products or services to market earlier than ours, or if their products or services are more technologically capable than ours, then our revenue could be adversely affected. In addition, some of our competitors may offer their products and services at a lower price. If we are unable to achieve our target pricing levels, our operating results would be negatively affected. Pricing pressures and increased competition could result in reduced sales, reduced margins, losses or a failure to maintain or improve our competitive market position, any of which would adversely affect our business.

If we do not keep pace with technological changes, our solutions may become less competitive and our business may suffer.

Our market is characterized by rapid technological change, frequent product and service innovation and evolving industry standards. If we are unable to provide enhancements and new features for solutions that keep pace with these technological developments, our business could be adversely affected. The success of enhancements, new features and solutions depend on several factors, including the timely completion, introduction and market acceptance of the enhancements or new features or solutions. Failure in this regard may significantly impair our revenue growth. In addition, because our solutions are designed to operate on a variety of systems, we will need to continuously modify and enhance our solutions to keep pace with changes in Internet-related hardware, software, communication, browser, and database technologies. We may not be successful in either developing these modifications and enhancements or in bringing them to market in a timely fashion. Furthermore, uncertainties about the timing and nature of new network platform or technologies, or modifications to existing platform or technologies, could increase our research and development expenses. Any failure of our solutions to keep pace with technological changes or operate effectively with future network platform and technologies could reduce the demand for our solutions, result in customer dissatisfaction and adversely affect our business.

If the market for our technology delivery model and proprietary software develops more slowly than we expect, our business could be harmed.

The market for artificial intelligence-based software is not as mature as the market for current widely used software types, and it is uncertain whether our services will sustain high levels of demand and market acceptance. Our success will depend to a substantial extent on the willingness of companies to increase their use of artificial intelligence-based services in general, and of our solutions in particular. Many companies have invested substantial personnel and financial resources to integrate traditional software into their businesses, and therefore may be reluctant or unwilling to migrate to an artificial intelligence-based service. Furthermore, some companies may be reluctant or unwilling to use artificial intelligent based services because they have concerns regarding the risks associated with security capabilities, among other things, of the technology delivery model associated with these services. If companies do not perceive the benefits of artificial intelligence-based software, then the market for our solutions may develop more slowly than we expect, or the market for our new solutions may not develop at all, either of which would significantly adversely affect our operating results. We may not be able to adjust our spending quickly enough if market growth falls short of our expectations or we may make errors in predicting and reacting to relevant business trends, either of which could harm our business. If the market for our intelligent solutions does not evolve in the way we anticipate, or if customers do not recognize the benefits of our intelligent solutions over traditional on-premise enterprise software products, and as a result we are unable to increase sales of subscriptions to our solutions, then our revenue may not grow or may decline, and our operating results would be harmed.

The success of our artificial intelligence-based solutions largely depends on our ability to provide reliable solutions to our customers. If a customer were to experience a product defect, a disruption in its ability to use our solutions or a security flaw, demand for our solutions could be diminished, we could be subject to substantial liability and our business could suffer.

Because our solutions are complex, and we will continually evolve new features, our solutions could have errors, defects, viruses or security flaws that could result in unanticipated downtime for our clients and harm our reputation and our business. Internet-based software frequently contains undetected errors or security flaws when first introduced or when new versions or enhancements are released. We might from time to time find such defects in our solutions, the detection and correction of which could be time-consuming and costly. Since our customers use our solutions for important aspects of their business, any errors, defects, disruptions in access, security flaws, viruses, data corruption or other performance problems with our solutions could hurt our reputation and may damage our customers’ businesses. If that occurs, customers could elect not to continue using our services, or withhold payment to us, or may make warranty or other claims against us, which could result in an increase in our provision for doubtful accounts, an increase in collection cycles for accounts receivable or the expense and risk of litigation. We could also lose future sales. In addition, if the public becomes aware of security breaches of our solutions, our future business prospects could be adversely impacted.

Any failure or interruptions in the internet infrastructure, bandwidth providers, data center providers, other third parties or our own systems for providing our solutions to customers could negatively impact our business.

Our ability to deliver our solutions is dependent on the development and maintenance of the internet and other telecommunications services by third parties. Such services include maintenance of a reliable network backbone with the necessary speed, data capacity, and security, for providing reliable internet access and services and reliable telecommunications systems that connect our operations. While our solutions are designed to operate without interruption, we may experience interruptions and delays in services and availability from time to time. We rely on systems as well as third-party vendors, including data center, bandwidth, and telecommunications equipment providers, to provide our solutions. We do maintain redundant systems or facilities for some of these services. In the event of a catastrophic event with respect to one or more of these systems or facilities, we may experience an extended period of system unavailability, which could negatively impact our relationship with our customers.

Any failure to offer high-quality technical support services may adversely affect our relationships with our customers and our financial results.

Once our solutions are deployed, our customers depend on our customer success organization to resolve technical issues relating to our solutions. We may be unable to respond quickly enough to accommodate short-term increases in customer demand for support services. We also may be unable to modify the format of our support services to compete with changes in support services provided by our competitors. Increased customer demand for these services, without corresponding revenue, could increase costs and adversely affect our operating results. In addition, our sales process is highly dependent on our solutions and business reputation and positive recommendations from our existing customers. Any failure to maintain high-quality technical support, or a market perception that we do not maintain high-quality support, could adversely affect our reputation, our ability to sell our solutions to existing and prospective customers, and our business, operating results, and financial position.

Adverse economic conditions or reduced technology spending may adversely impact our business.

Our business depends on the overall demand for technology and on the economic health of our prospective customers. In general, worldwide economic conditions remain unstable, and these conditions make it difficult for our customers, prospective customers, and us, to forecast and plan future business activities accurately, and they could cause our prospective customers to reevaluate their decision to purchase our solutions. Weak global economic conditions, or a reduction in technology spending, even if economic conditions improve, could adversely impact our business, financial condition, and results of operations in a number of ways, including longer sales cycles, lower prices for our solutions, reduced services, and lower or no growth.

We depend on our senior management team and other key employees, and the loss of one or more key employees could adversely affect our business.

Our success depends largely upon the continued services of our executive officers and directors. We also rely on our leadership team and other mission-critical individuals in the areas of research and development, tech development and support, marketing, sales, services, and general and administrative functions. From time to time, there may be changes in our management team resulting from the hiring or departure of executives or other key employees that could disrupt our business. Our senior management and key employees are generally employed under employment agreements. The loss of one or more of our executive officers or key employees could have a material adverse effect on our business. Also, we do not have any key person life insurance policies on officers and directors and we do not anticipate acquiring key man insurance in the foreseeable future.

Our ability to attract, train and retain qualified employees is crucial to our results of operations and any future growth.

To execute our growth plan, we must attract and retain highly qualified personnel. Competition for these individuals is intense, especially for engineers with high levels of experience in designing and developing software and Internet-related services, senior sales executives, and professional services personnel with appropriate financial reporting experience. We expect to experience difficulty in hiring and retaining employees with appropriate qualifications. Many of the companies with which we compete for experienced personnel have greater resources than we have. If we hire employees from competitors or other companies, their former employers may attempt to assert that these employees have breached their legal obligations or that we have induced such breaches, resulting in a diversion of our time and resources. If we fail to attract new personnel or fail to retain and motivate our current personnel, our business and future growth prospects could be adversely affected.

Our lack of adequate D&O insurance may also make it difficult for us to retain and attract talented and skilled directors and officers.

In the future, we may be subject to additional litigation, including potential class action and stockholder derivative actions. Risks associated with legal liability are difficult to assess and quantify, and their existence and magnitude can remain unknown for significant periods of time. To date, we have not obtained directors and officers liability (“D&O”) insurance. Without adequate D&O insurance, the amounts we would pay to indemnify our officers and directors should they be subject to legal action based on their service to the Company could have a material adverse effect on our financial condition, results of operations and liquidity. Furthermore, our lack of adequate D&O insurance may make it difficult for us to retain and attract talented and skilled directors and officers, which could adversely affect our business

Data security concerns and laws or other domestic or foreign regulations may reduce the effectiveness of our solutions and adversely affect our business.

We manage private and confidential information and documentation related to our customers’ finances and transactions, often prior to public dissemination. The use of insider information is highly regulated in the United States and abroad, and violations of securities laws and regulations may result in civil and criminal penalties. Privacy and data security are rapidly evolving areas of regulation, and additional regulation in those areas, some of it potentially difficult and costly for us to accommodate, is frequently proposed and occasionally adopted. Changes in laws restricting or otherwise governing data and transfer thereof could result in increased costs and delay operations.

In addition to government activity, the technology industry and other industries are considering various new, additional or different self-regulatory standards that may place additional burdens on us. If the processing of private and confidential information were to be curtailed in this manner, our software solutions may be less effective, which may reduce demand for our solutions and adversely affect our business. Furthermore, government agencies may seek to access sensitive information that our customers upload to our service providers or restrict customers’ access to our service providers. Laws and regulations relating to government access and restrictions are evolving, and compliance with such laws and regulations could limit the adoption of our services by customers and create burdens on our business. Moreover, regulatory investigations into our compliance with privacy-related laws and regulations could increase our costs and divert management attention.

If we or our service providers fail to keep our customers’ information confidential or otherwise handle their information improperly, our business and reputation could be significantly and adversely affected.

If we fail to keep customers’ proprietary information and documentation confidential, we may lose existing customers and potential new customers and may expose them to significant loss of revenue based on the premature release of confidential information. While we have security measures in place to protect customer information and prevent data loss and other security breaches, these measures may be breached as a result of third-party action, employee error, malfeasance or otherwise. Because the techniques used to obtain unauthorized access or sabotage systems change frequently and generally are not identified until they are launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures.

In addition, our service providers (including, without limitation, hosting facilities, disaster recovery providers and software providers) may have access to our customers’ data and could suffer security breaches or data losses that affect our customers’ information.

If an actual or perceived security breach or premature release occurs, our reputation could be damaged, and we may lose future sales and customers. We may also become subject to civil claims, including indemnity or damage claims in certain customer contracts, or criminal investigations by appropriate authorities, any of which could harm our business and operating results. Furthermore, while our errors and omissions insurance policies include liability coverage for these matters, if we experienced a widespread security breach that impacted a significant number of our customers for whom we have these indemnity obligations, we could be subject to indemnity claims that exceed such coverage.

Any failure to protect our intellectual property rights could impair our ability to protect our proprietary technology and our brand.

We continue to develop our software and our success substantially depends and will continue to depend upon our proprietary methodologies and other intellectual property rights. Unauthorized use of our trade secret by third parties may damage our brand and our reputation. We also rely on trade secret laws, employee and third-party non-disclosure and non-competition agreements, and other methods to protect our intellectual property. However, unauthorized parties may attempt to copy or obtain and use our technology to develop products with the same functionality as our solutions. We cannot assure you that the steps we take to protect our intellectual property will be adequate to deter misappropriation of our proprietary information, or that we will be able to detect unauthorized use and take appropriate steps to protect our intellectual property. United States federal and state intellectual property laws offer limited protection, and the laws of some countries provide even less protection. Moreover, changes in intellectual property laws, such as changes in the law regarding the patentability of software, could also impact our ability to obtain protection for our solutions. In addition, patents may not be issued with respect to our pending or future patent applications. Those patents that are issued may not be upheld as valid, may be contested or circumvented, or may not prevent the development of competitive solutions.

We might be required to spend significant resources and divert the efforts of our technical and management personnel to monitor and protect our intellectual property. Litigation brought to protect and enforce our intellectual property rights could be costly, time-consuming and distracting to management, and could result in the impairment or loss of portions of our intellectual property. Furthermore, our efforts to enforce our intellectual property rights may be met with defenses, counterclaims, and countersuits attacking the validity and enforceability of our intellectual property rights. Any failure to secure, protect and enforce our intellectual property rights could seriously adversely affect our brand and adversely impact our business.

Assertions by third parties of infringement or other violations by us of their intellectual property rights could result in significant costs and harm our business and operating results.

Our success depends upon our ability to refrain from infringing upon the intellectual property rights of others. Some companies, including some of our competitors, own large numbers of patents, copyrights, and trademarks, which they may use to assert claims against us. As we grow and enter new markets, we will face a growing number of competitors. As the number of competitors in our industry grows and the functionality of products in different industry segments overlaps, we expect that software and other solutions in our industry may be subject to such claims by third parties. Third parties may in the future assert claims of infringement, misappropriation or other violations of intellectual property rights against us. We cannot assure you that infringement claims will not be asserted against us in the future, or that, if asserted, any infringement claim will be successfully defended. A successful claim against us could require that we pay substantial damages or ongoing royalty payments, prevent us from Offering our services, or require that we comply with other unfavorable terms. We may also be obligated to indemnify our customers or business partners or pay substantial settlement costs, including royalty payments, in connection with any such claim or litigation and to obtain licenses, modify applications or refund fees, which could be costly. Even if we were to prevail in such a dispute, any litigation regarding our intellectual property could be costly and time-consuming and divert the attention of our management and key personnel from our business operations.

If we fail to continue to develop our brand, our business may suffer.

We believe that continuing to develop and maintain awareness of our brand is critical to achieving widespread acceptance of our solution and is an important element in attracting and retaining customers. Efforts to build our brand may involve significant expense and may not generate customer awareness or increase revenue at all, or in an amount sufficient to offset expenses we incur in building our brand.

Promotion and enhancement of our name and the brand names of our solutions depend largely on our success in being able to provide high quality, reliable, and cost-effective solutions. If customers do not perceive our solutions as meeting their needs, or if we fail to market our solutions effectively, we will likely be unsuccessful in creating the brand awareness that is critical for broad customer adoption of our solutions. That failure could result in a material adverse effect on our business, financial condition, and operating results.

We may need to raise additional capital, which may not be available to us.

We will require substantial funds to support the implementation of our business plan. Our future liquidity and capital requirements are difficult to predict as they depend upon many factors, including the success of our solutions and competing for technological and market developments. In the future, we may require additional capital to respond to business opportunities, challenges, acquisitions, a decline in the level of customer prepayments or unforeseen circumstances and may determine to engage in equity or debt financings or enter into credit facilities for other reasons, and we may not be able to timely secure additional debt or equity financing on favorable terms, or at all. Any debt financing obtained by us in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. If we raise additional funds through further issuances of equity, convertible debt securities or other securities convertible into equity, our existing shareholders could suffer significant dilution in their percentage ownership of our company, and any new equity securities we issue could have rights, preferences, and privileges senior to those of holders of Common Stock. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to grow or support our business and to respond to business challenges could be significantly limited.

Changes in laws and regulations related to the internet or changes in the internet infrastructure itself may diminish the demand for our solutions and could have a negative impact on our business.

The future success of our business depends upon the continued use of the internet as a primary medium for commerce, communication, and business solutions. Federal, state or foreign government bodies or agencies have in the past adopted, and may in the future adopt, laws or regulations affecting the use of the internet as a commercial medium. Changes in these laws or regulations could require us to modify our solutions in order to comply with these changes. They can also require our clients to modify their applications, which may have an influence on the Company. In addition, government agencies or private organizations may begin to impose taxes, fees or other charges for accessing the internet or commerce conducted via the internet. These laws or charges could limit the growth of Internet-related companies generally or result in reductions in the demand for Internet-based solutions such as ours.

In addition, the use of the internet as a business tool could be adversely affected due to delays in the development or adoption of new standards and protocols to handle increased demands of internet activity, security, reliability, cost, ease of use, accessibility, and quality of service. The performance of the internet and its acceptance as a business tool has been adversely affected by “viruses,” “worms” and similar malicious programs, and the internet has experienced a variety of outages and other delays as a result of damage to portions of its infrastructure. If the use of the internet is adversely affected by these issues, the demand for our solutions could suffer.

We operate and offer our services in many jurisdictions and, therefore, may be subject to federal, state, local and foreign taxes that could harm our business.

As an organization that operates in many jurisdictions in the United States and around the world, we may be subject to taxation in several jurisdictions with increasingly complex tax laws, the application of which can be uncertain. The authorities in these jurisdictions, including state and local taxing authorities in the United States, could successfully assert that we are obligated to pay additional taxes, interest, and penalties. In addition, the amount of taxes we pay could increase substantially as a result of changes in the applicable tax principles, including increased tax rates, new tax laws or revised interpretations of existing tax laws and precedents, which could have a material adverse effect on our liquidity and operating results. The authorities could also claim that various withholding requirements apply to us or assert that benefits of tax treaties are not available to us, any of which could have a material impact on us and the results of our operations. In addition, we may lose sales or incur significant costs should various tax jurisdictions impose taxes on either a broader range of services or services that we have performed in the past. We may be subject to audits of the taxing authorities in any such jurisdictions that would require us to incur costs in responding to such audits. Imposition of such taxes on our services could result in substantially unplanned costs, would effectively increase the cost of such services to our customers and could adversely affect our ability to gain new customers in the areas in which such taxes are imposed.

Some of the jurisdictions in which we operate may give us the benefit of either relatively low tax rates, tax holidays or government grants, in each case that is dependent on how we operate or how many jobs we create and employees we retain. We plan on utilizing such tax incentives in the future as opportunities are made available to us. Any failure on our part to operate in conformity with applicable requirements to remain qualified for any such tax incentives or grants may result in an increase in our taxes. In addition, jurisdictions may choose to increase rates at any time due to economic or other factors. Any such rate increase could harm our results of operations.

In addition, changes to U.S. tax laws that may be enacted in the future could impact the tax treatment of any possible foreign earnings. Due to the possibility of expansion of our business activities, any changes in the U.S. taxation of such activities could increase any potential worldwide effective tax rate and adversely affect our financial position and results of operations.

We are subject to general litigation that may materially adversely affect us.

From time to time, we may be involved in disputes or regulatory inquiries that arise in the ordinary course of business. We expect that the number and significance of these potential disputes may increase as our business expands and our Company grows larger. While our agreements with customers limit our liability for damages arising from our solutions, we cannot assure you that these contractual provisions will protect us from liability for damages in the event we are sued. Although we may carry general liability insurance coverage, our insurance may not cover all potential claims to which we are exposed or may not be adequate to indemnify us for all liability that may be imposed. Any claims against us, whether meritorious or not, could be time-consuming, result in costly litigation, require significant amounts of management time, and result in the diversion of significant operational resources. Because litigation is inherently unpredictable, we cannot assure you that the results of any of these actions will not have a material adverse effect on our business, financial condition, results of operations and prospects.

The structure of our Common Stock has the effect of concentrating voting control with our officers and directors, and their affiliates; this will limit or preclude your ability to influence corporate matters.

Each share of our Class A Common Stock is entitled to one vote on any matter brought forth to shareholders.  As on June 30, 2020, our officers, and directors collectively own 39,681,020 of class A and B common shares or 62.47% of our currently outstanding Common Stocks of both Class A and Class B. Class B common stock has 10 votes per share. Our CEO Mr. Anoop Bhatia owns 100% of Class B stock which amount to 37,927,270 shares, which controls 93.68% of the voting power before the offering. Collectively, as officers and directors, a total voting power of 94.11% is owned , therefore have control over general corporate matters, such as the election of directors, the sale of all or substantially all of the assets of the Company, amending the Corporation’s articles of incorporation.  Following this Offering, and assuming all $50,0000,000 of class A common shares are sold, our officers and directors will own the approximate aggregate of voting ___% which will be disclosed in a supplement filing once the shares are sold and the market price per share known. It will in supplemental filings subsequent to our offering where we will disclose the voting % aggregates of our officers and directors if we sell less than $37,500,000 value of the shares in the offering, or if we sell less than $25,000,000 value of the shares in the offering, or if we sell less than $12,500,000 value of the shares in the offering. However, given the concentrated control of voting power of our CEO Anoop Bhatia, it will limit or preclude your ability to influence corporate matters for the foreseeable future and could harm the market value of your Common Stock. Also, this concentrated control will limit or preclude your ability to influence corporate matters for the foreseeable future and could harm the market value of your Common Stock.

The dual class structure of our common stock and the voting agreements among certain stockholders have the effect of concentrating voting control with our CEO, this will limit or preclude your ability to influence corporate matters.

Our Class B common stock and Class A common stock, which is the stock we are offering in our initial public offering, Class A has one vote per share, and class B has ten votes per share and our CEO Mr. Anoop Bhatia owns 100% of Class B stock which amount to 37,927,270 shares, which controls 93.68% of the voting power before the offering. Prior to this offering, our directors, executive officers, and their affiliates will hold in the aggregate of about 94.11% of the voting power of our capital stock. This concentrated control will limit or preclude your ability to influence corporate matters for the foreseeable future.

Risks Related to Our Securities

We expect to incur substantial expenses to meet our reporting obligations as a public company pursuant to Regulation A. In addition, failure to maintain adequate financial and management processes and controls could lead to errors in our financial reporting and could harm our ability to manage our expenses.

We estimate that it will cost approximately $100,000 annually to maintain the proper management and financial controls for our filings required as a public reporting company. In addition, if we do not maintain adequate financial and management personnel, processes and controls, we may not be able to accurately report our financial performance on a timely basis, which could cause a decline in our stock price and adversely affect our ability to raise capital.

We may, in the future, issue additional shares, which would reduce investors’ percent of ownership and may dilute our share value.

Our Articles of Incorporation authorize the issuance of 100,000,000 shares of Common Stock.  As of the date of this Offering Circular, the Company had 63,523,500 shares of Common Stock outstanding. Accordingly, we may issue up to an additional 36,476,500 shares of Common Stock of Nowigence, Inc. The future issuance of Common Stock may result in substantial dilution in the percentage of our Common Stock held by our then existing shareholders. We may value any Common Stock issued in the future on an arbitrary basis. The issuance of Common Stock for future services or financing or other corporate actions may have the effect of diluting the value of the share held by our investors and might have an adverse effect on any trading market for our Common Stock.

Risks Related to Our Common Stock

The Company arbitrarily determined the Offering Price and terms of the Shares offered through this Offering Circular.

The Offering Price of the Shares has been arbitrarily determined and bears no relationship to the assets or book value of the Company, or other customary investment criteria. No independent counsel or appraiser has been retained to value the Shares, and no assurance can be made that the Offering Price is, in fact, reflective of the underlying value of the Shares offered hereunder. Each prospective investor is therefore urged to consult with his or her own legal counsel and tax advisors as to the Offering Price and terms of the Shares offered hereunder.

There is no minimum raise required in this Offering.

There is no minimum number of Shares that must be sold in this offering other than each investor must invest at least $500 at price per share that is prevailing. As a result, we will retain the proceeds from any funds raised and the proceeds will not be returned to the investor. In the event that we fail to raise enough capital in this offering, we will utilize the proceeds for general working capital purposes only. We cannot guarantee that we will be able to raise adequate funds in this offering to implement our intended business plan.

We are not establishing an escrow to hold the proceeds of this Offering.

Since the funds are not being placed in an escrow account, a third-party creditor may obtain a judgment or lien against us and satisfy the judgment or lien by executing on the bank account where the offering funds are being held, resulting in a loss of any investment you make in our securities.

Since this is a direct public offering and there is no underwriter, we may not be able to sell any Shares ourselves.

We have not retained an underwriter to sell these Shares. We will conduct this Offering as a direct public offering, meaning there is no guarantee as to how much money we will be able to raise through the sale of our stock. If we fail to sell all the Shares we are trying to sell, our ability to expand and complete our business plan will be materially affected, and you may lose all or substantially all of your investment.

Investors cannot withdraw funds once invested and will not receive a refund.

Investors do not have the right to withdraw invested funds. Subscription payments will be paid to Nowigence, Inc. and held in a segregated bank account if the Subscription Agreements are in good order and the Company accepts the investor’s investment. Therefore, once an investment is made, investors will not have the use or right to return of such funds, and the funds raised will become immediately available to the company.

There has been no public market for our Common Stock and an active market may not develop or be sustained, which could limit your ability to sell your shares of Common Stock.

There currently is no public market for our Common Stock, and our Common Stock may not be traded in the secondary market prior to this offering. We intend to submit an application with The OTC Markets (“OTCQX”) to list our Common Stock on the OTCQX Markets. In order to list, the OTCQX Markets we must meet minimum requirements. There is no guarantee that we will be able to satisfy the Markets listing requirements. Any delay in the OTCQX application may cause a delay in the initial trading of our Common Stock on OTCQX markets. For all of the foregoing reasons, you may experience a delay between the closing of your purchase of our Common Stock and the commencement of OTCQX trading of our Common Stock.

If our Common shares are quoted for trading on the OTCQX Markets platform or any exchange, the stock price of our Common Stock may be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares at or above the Offering Price.

There has been no public market for our Common Stock prior to this Offering. The Offering Price for our Common Stock may vary from the market price of our Common Stock following this Offering and you may not be able to resell those shares at or above the Offering Price. The market price of our Common Stock may fluctuate significantly in response to numerous factors, many of which are beyond our control, including:

-the overall performance of the equity markets;

-the development and sustainability of an active trading market for our Common Stock;

-our operating performance and the performance of other similar companies;

-changes in the estimates of our operating results that we provide to the public, our failure to meet these projections or changes in recommendations by securities analysts that elect to follow our Common Stock;

-press releases or other public announcements by us or others, including our filings with the SEC;

-announcements of technological innovations, new applications, features, functionality or enhancements to products, services or products and services by us or by our competitors;

-announcements of acquisitions, strategic alliances or significant agreements by us or by our competitors;

-announcements of customer additions and customer cancellations or delays in customer purchases;

-announcements regarding litigation involving us;

-recruitment or departure of key personnel;

-changes in our capital structure, such as future issuances of debt or equity securities;

-our entry into new markets;

-regulatory developments in the United States or foreign countries;

-the economy as a whole, market conditions in our industry, and the industries of our customers;

-the expiration of market standoff or contractual lock-up agreements;

-the size of our market float; and

-any other factors discussed in this Offering Circular.

In addition, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many technology companies. Stock prices of many technology companies have fluctuated in a manner unrelated or disproportionate to the operating performance of those companies. In the past, shareholders have filed securities class action litigation following periods of market volatility. If we were to become involved in securities litigation, it could subject us to substantial costs, divert resources and the attention of management from our business, and adversely affect our business.

Because the Offering Price of our Common Stock might be substantially higher than the pro forma net tangible book value per share of our outstanding Common Stock following this Offering, new investors will experience immediate and substantial dilution.

The Offering Price might be substantially higher than the pro forma net tangible book value per share of our Common Stock immediately following this Offering based on the total value of our tangible assets less our total liabilities. Therefore, if you purchase shares of our Common Stock in this Offering, and on substantially higher than the pro forma net tangible book value per share, you will experience immediate dilution per share, the difference between the price per share you pay for our Common Stock and its pro forma net tangible book value per share as of the date of this prospectus, after giving effect to the issuance of shares of our Common Stock in this Offering. In addition, upon the completion of this Offering, there might be options to purchase shares of our Common Stock outstanding, based on the number of such awards outstanding on. To the extent shares of Common Stock are issued with respect to such awards in the future, there will be further dilution to new investors.

The OTC markets and other securities exchange may delist our Common Stock from trading on its exchange, which could limit shareholders’ ability to trade our Common Stock.

In the event we can list our Common Stock on the OTC Markets or other national securities exchange, we will be required to meet continued listing standards on an ongoing basis in order to continue the listing of our Common Stock. If we fail to meet these continued listing requirements, our Common Stock may be subject to delisting. If our Common Stock is delisted and we are not able to list our Common Stock on another national securities exchange, we expect our securities would be quoted on an over-the-counter market. If this were to occur, our shareholders could face significant material adverse consequences, including limited availability of market quotations for our Common Stock and reduced liquidity for the trading of our securities. In addition, we could experience a decreased ability to issue additional securities and obtain additional financing in the future.

We have broad discretion in the use of the net proceeds from this Offering and may not use them effectively.

We cannot specify with any certainty the particular uses of the net proceeds that we will receive from this Offering. We will have broad discretion in the application of the net proceeds, including working capital, possible acquisitions, and other general corporate purposes, and we may spend or invest these proceeds in a way with which our shareholders disagree. The failure by our management to apply these funds effectively could adversely affect our business and financial condition. Pending the use, we may invest the net proceeds from this Offering in a manner that does not produce income or that loses value. These investments may not yield a favorable return to our investors.

We do not expect to pay dividends in the future; any return on investment may be limited to the value of our common stock.

We do not currently anticipate paying cash dividends in the foreseeable future. The payment of dividends on our Common Stock will depend on earnings, financial condition and other business and economic factors affecting it at such time as the board of directors may consider relevant. Our current intention is to apply net earnings, if any, in the foreseeable future to increase our capital base and development and marketing efforts. There can be no assurance that the Company will ever have sufficient earnings to declare and pay dividends to the holders of our Common Stock, and in any event, a decision to declare and pay dividends is at the sole discretion of our board of directors. If we do not pay dividends, our Common Stock may be less valuable because a return on your investment will only occur if its stock price appreciates.

The elimination of monetary liability against our directors, officers and employees under our Articles of Incorporation and the existence of indemnification rights to our directors, officers and employees may result in substantial expenditures by our company and may discourage lawsuits against our directors, officers, and employees.

Our bylaws require us to indemnify our officers and directors. We may also have contractual indemnification obligations under our agreements with our directors, officers, and employees. The foregoing indemnification obligations could result in our company incurring substantial expenditures to cover the cost of settlement or damage awards against directors, officers, and employees that we may be unable to recoup. These provisions and resulting costs may also discourage our company from bringing a lawsuit against directors, officers and employees for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our shareholders against our directors, officers and employees even though such actions, if successful, might otherwise benefit our company and shareholders.

There are legal restrictions on the resale of the Shares offered that are penny stocks. These restrictions may adversely affect your ability to resell your Shares.

Our Common Stock may be subject to the penny stock rules under the Exchange Act. These rules regulate broker/dealer practices for transactions in “penny stocks.” Penny stocks are generally equity securities with a price of less than $5.00. The penny stock rules require broker/dealers to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker/dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations and the broker/dealer and salesperson compensation information must be given to the customer orally or in writing prior to completing the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction, the broker and/or dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. The transaction costs associated with penny stocks are high, reducing the number of broker-dealers who may be willing to engage in the trading of our shares. These additional penny stock disclosure requirements are burdensome and may reduce all of the trading activity in the market for our Common Stock. If our Common Stock is subject to the penny stock rules, our shareholders may find it more difficult to sell their shares.

Overall Uncertainties due to the pandemic COVID-19

The COVID-19 pandemic could have an adverse impact on our business, operations, and the markets and communities in which we, our partners, and customers operate.

The potential impact and duration of the COVID-19 pandemic on the global economy and our business are difficult to assess or predict. Potential impacts include:

•Our customer prospects and our existing customers may experience slowdowns in their businesses, which in turn may result in reduced demand for our platform, lengthening of sales cycles, loss of customers, and difficulties in collections.

•Our employees are working from home significantly more frequently than they have historically, which may result in decreased employee productivity and morale with increased unwanted employee attrition.

•We continue to incur fixed costs, particularly for real estate, and are deriving reduced or no benefit from those costs.

•We may continue to experience disruptions to our growth planning, such as for facilities and international expansion.

•We anticipate incurring costs in returning to work from our facilities around the world, including changes to the workplace, such as space planning, food service, and amenities.

•Our operating lease right-of-use assets may be impaired due to potential loss of sublease income.

•We may be subject to legal liability for safe workplace claims.

•Our critical vendors could go out of business.

•Our in-person marketing events, including customer user conferences, have been canceled and we may continue to experience prolonged delays in our ability to reschedule or conduct in-person marketing events and other sales and marketing activities.

•Our marketing, sales, professional services, and support organizations are accustomed to extensive face-to-face customer and partner interactions, and conducting business virtually is unproven.

Any of the foregoing could adversely affect our business, financial condition, and results of operations.

DILUTION

Purchasers of our Shares offered in this Offering will experience an immediate and substantial dilution of the net tangible book value of their Common Stock from the offering price. Such dilution results from the Offering Price of the Shares by the Company. At June 30, 2020, we had a consolidated net tangible book value of $0. Net tangible book value is the aggregate amount of the Nowigence tangible assets, less its total liabilities.

After giving effect to the sale of the Shares offered hereby, including the use of proceeds as described under “Use of Proceeds,” the pro forma net tangible book value at June 30, 2020, attributable to common shareholders would have been $50,000,000,000, or $____ per share of our Common Stock. This amount represents an immediate increase in net tangible book value of $_____ per share to new investors and an immediate dilution in pro forma net tangible book value of $____  per share from the Offering Price of $____ per share of our Common Stock to new investors. The following table illustrates this per share dilution:

Offering Price per Share	$
Net tangible book value per Share before this Offering (1)		$0.00
Increase in net tangible book value per share attributable to new investors (2)	$
Pro forma net tangible book value per share after this offering	$
Dilution per share to new investors	$

(1)

Net tangible book value per share of our Common Stock before this offering is determined by dividing net tangible book value based as of June 30, 2020 (consisting of tangible assets less tangible liabilities) of the Company by the number of shares of our Common Stock issued.

(2)	Net tangible book value after the offering divided by the number of outstanding shares after the offering minus the net tangible book value per share before the offering.

		$12,500,000 Raise		$25,000,000 Raise		$50,000,000 Raise
Price of Class A Common Share	$		$		$
Class A Common Shares Issued
Capital Raised		$12,500,000		$25,000,000		$50,000,000
Less: Offering Costs		$(100,000)		$(100,000)		$(100,000)
Net Offering Proceeds		$12,400,000		$24,900,000		$49,900,000
Net Tangible Book Value Pre-Offering		$0.00		$0.00		$0.00
Net Tangible Book Value Post-Offering	$		$		$

Class A & B Common Shares Issued and Outstanding Pre-Offering		63,523,500		63,523,500		63,523,500

Class A & B Common Shares Issued and Outstanding Post-Offering,

Net Tangible Book Value per Share Prior to Offering		$0.00		$0.00		$0.00
Net Tangible Book Value per Share After Offering	$		$		$

Maximum Offering:

	Shares Purchased		Total Consideration			Average Price
	Number	Percent	Amount	Percent		Per Share
Current shareholders	63,523,500	100.0%	0	0.0%	$
New Investors	_______	______	50,000,000	100.0%	$
Total	63,523,500	100.0%	50,000,000	100.0%		$$50.00000

Another important way of assessing dilution is the dilution that happens due to future actions by the Company. The investor’s stake in a company could be diluted due to the company issuing additional shares. In other words, when the company issues more shares, the percentage of the company that you own will go down, even though the value of the company may go up. You will own a smaller piece of a larger company. This increase in the number of shares outstanding could result from a stock offering (such as this Offering, another crowdfunding round, a venture capital round, angel investment), employees exercising stock options, or by conversion of certain instruments (e.g. convertible bonds, preferred shares or warrants) into stock.

If the Company decides to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. The Company has authorized and issued two classes of shares, Common Stock. However, all of the Company’s current shareholders and the investors in this Offering will experience the same dilution if the company decides to issue more shares in the future.

DIVIDEND POLICY

We have never paid a dividend on our Common Stock. Any future determination to pay dividends on our Common Stock is subject to the discretion of our Board and will depend upon various factors then existing, including our results of operations, financial condition, liquidity requirements, restrictions that may be imposed by applicable laws and our contracts, as well as economic and other factors deemed relevant by our Board. We do not currently expect to declare or pay dividends on our Common Stock for the foreseeable future. Instead, we anticipate that all of our earnings in the foreseeable future will be used for the operation and growth of our business.

PLAN OF DISTRIBUTION

The Company is offering an aggregate of $50,000,000 of class A common shares of its Common Stock for sale on a “best efforts” basis by our officers and directors.  In connection with the Company’s selling efforts in the offering, our officers, directors will not register as a broker-dealer pursuant to Section 15 of the Exchange Act but rather will rely upon the “safe harbor” provisions of SEC Rule 3a4-1, promulgated under the Exchange Act. Rule 3a4-1 provides an exemption from the broker-dealer registration requirements of the Exchange Act for persons associated with an issuer that participate in an offering of the issuer’s securities. Our officers and directors are not subject to any statutory disqualification, as that term is defined in Section 3(a)(39) of the Exchange Act nor will they be compensated in connection with their participation in the offering by the payment of commissions or other remuneration based either directly or indirectly on transactions in our securities. None of our officers and directors are currently, nor have they been within the past 12 months, a broker or dealer, and they are not, nor have they been within the past 12 months, associated persons of a broker or dealer.

Offering Period and Expiration Date

The Offering will commence within two calendar days after this offering circular has been qualified by the SEC. This Offering will terminate upon the earlier of (i) such time as all of the Shares have been sold pursuant to the offering statement; (ii) our board of directors determines to terminate the offering; or (iii) 730 days from the qualified date of this offering circular, unless extended by our directors for an additional 365 days.

Procedures and Requirements for Subscription

The Subscription Agreement includes a representation by the investor to the effect that, if the investor is not an “accredited investor” as defined under Securities Act, that such investor is investing an amount that does not exceed the greater of 10% of such investor’s annual income or 10% of such investor’s net worth (excluding principal residence). The Subscription Agreement must be delivered to us and the investor may transfer funds for the subscribed amount in accordance with the instructions stated in the subscription agreement. Subscriptions once received and accepted by the Company, are irrevocable.  The minimum investment is 100 Class A Shares but we reserve the right to accept a lesser amount. We have the sole discretion to reject any subscription.  Any rejected subscriptions will be promptly returned without interest thereon or deduction therefrom.

Deposit of Offering Proceeds

This is a “best efforts” offering, so the Company is not required to sell any specific number or dollar amount of Shares but will use its best efforts to sell the Shares offered. There is no minimum number of Shares that we must sell in order to conduct a closing in this Offering and we intend to have multiple closings until the termination of the Offering Period. The Company may close on investments on a “rolling” basis (so not all investors will receive their Shares on the same date).  The Company has made no arrangements to place subscription funds in an escrow, trust or similar account which means that all funds collected for subscriptions will be immediately available to the Company for use in the implementation of its business plan. The Company will hold all funds it receives in a segregated bank account. Upon each closing, the proceeds collected for such closing will be disbursed to the Company and the Shares for each closing will be issued to investors 30 days from the subscription agreement acceptance.

We have no creditors making claims against us currently, except for one foreign supplier. While this one creditor has offered to settle its full claims for $20,000, we believe that we have meritorious defenses and counter claims such that we owe them nothing.  We are prepared to vigorously defend against this claim and assert strong counter claims should this one creditor wish to pursue this matter further on. Subsequent claims may be filed during the Offering Period which could cause you to lose all or part of your entire investment. If potential claims were perfected, the Company may not be able to return your funds or move the proceeds of the Offering into its business account. At this time no one is making any claims against the Company.

Please see the Risk Factor section to read the related risk to you as a purchaser of any Shares.

State Blue Sky Securities Regulations

As a Tier 2 offering pursuant to Regulation A under the Securities Act, this Offering will be exempt from state “Blue Sky” law review, subject to certain state filing requirements and antifraud provisions, to the extent that the Shares are offered and sold only to “qualified purchasers”. “Qualified purchasers” include: (i) “accredited investors” under Rule 501(a) of Regulation D and (ii) all other investors so long as their investment in our Common Stock does not represent more than 10% of the greater of their annual income or net worth (for natural persons) or 10% of the greater of annual revenue or net assets at fiscal year-end (for non- natural persons). Accordingly, we reserve the right to reject any investor’s subscription in whole or in part for any reason, including if we determine in our sole and absolute discretion that such investor is not a “qualified purchaser” for purposes of Regulation A.

Electronic Distribution

An Offering Circular in electronic format may be made available on our website maintained by us or the selling group members, or a third party if any, participating in the Offering.

Transfer Agent

We have hired a transfer agent. The name is Vstock Transfer, LLC located at 18 Lafayette Pl, Woodmere, NY 11598.

No Public Market

At the time of this prospectus, there has been no public market for our Common Stock. In determining the Offering Price, we have considered a number of factors including:

-the information set forth in this Offering Circular and otherwise available to us;

-our prospects and the history and prospects for the industry in which we compete;

-an assessment of our management;

-our prospects for future earnings;

-the general condition of the securities markets at the time of this Offering;

-the recent market prices of, and demand for, publicly traded Common Stock of generally comparable companies; and

-other factors deemed relevant by us.

The company is in the process of filing 15C2-11 application to quote the class A shares on the OTCQX, the unaffiliated current shareholders are seeking 144 exemption to permit trading their stocks in the open market once the holding period is satisfied as mandated by Rule 144.

We cannot assure investors that an active trading market will develop for shares of our Common stock, or that the shares will trade in the public market at or above the Offering Price.

USE OF PROCEEDS

We estimate that we sell $50,000,000 of Class A shares the net proceeds from the sale of this class A common shares in this Offering will be approximately $49,900,000, after deducting the estimated Offering expenses of up to $100,000 ($100,000 third party expenses including legal fees). The net proceeds of this Offering will be used to fund four key areas: (i) hiring additional key members of the management team; (ii) developing (diversified) operation infrastructure; (iii) continuing development of technology and service lineup including hiring additional data scientists and developers; and (iv) expanding sales, marketing, and operation capabilities in new markets.

Since inception friends and family have infused about $2.64 million funding, net of offering costs and as on 30th June 2020 utilizing Reg D exemption to fund our operations.

Accordingly, we expect to use the net proceeds, estimated as discussed above, as follows, if we raise the maximum Offering amount

	Maximum Offering
	Amount	Percentage
Sales, Marketing & Business Development	$8,000,000	15%
IT and AI Platform Development & Support	$16,000,000	32%
Customer Support/Ops	$3,500,000	7%
General & Administration (CEO, Finance, Legal, HR, Advisors)	$4,000,000	8%
Working Capital	$16,900,000	34%
Total	$49,900,000,000	100.00%

_________________
(1) A portion of working capital will be used for HR Benefits, Staffing (including under COGs), Audit and Office Rent and Maintenance.

(2) Because the Offering is being made on a “best-efforts” basis, without a minimum Offering amount, we may close the Offering without sufficient funds for all the intended proceeds set out above.

If the Offering size were to be 25% of the offering (Shares), the net proceeds will be approximately $12,400,000 after deducting estimated Offering expenses of up to $100,000, we expect to use the net proceeds according to the table below.

	25% Offering
	Amount	Percentage
Sales, Marketing & Business Development	$2,000,000	16%
IT and AI Platform Development & Support	$3,250,000	26%
Customer Support/Ops	$1,250,000	10%
General & Administration (CEO, Finance, Legal, HR, Advisors)	$1,000,000	8%
Working Capital	$4,900,000	40%
Total	$12,400,000	100%

If the Offering size were to be 50% of the offering, the net proceeds will be approximately $25,000,000 after deducting estimated Offering expenses of up to $100,000, we expect to use the net proceeds according to the table below.

	50% Offering
	Amount	Percentage
Sales, Marketing & Business Development	$3,500,000	14%
IT and AI Platform Development & Support	$7,000,000	28%
Customer Support/Ops	$1,750,000	7%
General & Administration (CEO, Finance, Legal, HR, Advisors)	$2,000,000	8%
Working Capital	$10,650,000	43%
Total	$24,900,000	100.0%

If the Offering size were to be 75% of the offering, the net proceeds will be approximately $37,400,000 after deducting estimated Offering expenses of up to $100,000, we expect to use the net proceeds according to the table below.

	75% Offering
	Amount	Percentage
Sales, Marketing & Business Development	$5,250,000	14%
IT and AI Platform Development & Support	$12,000,000	32%
Customer Support/Ops	$2,625,000	7%
General & Administration (CEO, Finance, Legal, HR, Advisors)	$3,000,000	8%
Working Capital	$14,652,000	39%
Total	$37,400,000	100.0%

The foregoing information is an estimate based on our current business plan. We may find it necessary or advisable to re-allocate portions of the net proceeds reserved for one category or another, and we will have broad discretion in doing so. Pending these uses, we intend to invest the net proceeds of this Offering in short-term, interest-bearing securities.

The Company reserves the right to change the above use of proceeds if management believes it is in the best interests of the Company.

DESCRIPTION OF BUSINESS

Company Overview

Our executive offices are located at 101 S Tryon Street, 27th Floor, Charlotte, NC 28280. Our website is www.nowigence.com, and our telephone number is 704-275-8546 the contents of which are not incorporated in this Offering Circular.

Nowigence, Inc. is an early growth and establishment stage company incorporated in the state of New York in August 2011. Our principal executive offices are located at 101 S Tryon Street, 27th Floor, Charlotte, NC 28280. Our telephone number is 704-275-8546.  Our website is www.nowigence.com, the contents of which are incorporated by reference into this Offering Circular.

We are a SaaS company that sells a ready-to-use AI Robot called PluarisTM, with human-like intelligence for data analysis, to accelerate the pace of business to fuel the next phase of profitable growth.

Nowigence, with advanced expertise in AI, is committed to increasing the speed to which users, teams, and businesses make data-driven decisions. Our AI Engine, PluarisTM, comprehends data in real-time to deliver decisional boundaries and traceable intelligence derived from a rich spectrum of data types and sources, both inside and outside the business. This capability to deliver intelligence on demand, mimicking human comprehension, from a complex set of disparate sources applies to a wide variety of sectors, roles, and processes.

On March 5, 2020, it announced a strategic partnership with Orion Innovation (Orion) with its head office in Edison, NJ. The partnership is in sales, marketing and technology. Together with Orion, we are a team of over 4,100 associates serving Fortune enterprises and high-growth companies with over 200 employees, in digital transformation, data unification, and AI-based data comprehension. This gives access to Nowigence to penetrate the Enterprise market.

Historical Background

Even though, we were incorporated in August 2011 in the State of New York, we started funding product development in 2016.

Our initial product developers were a team of experts in ML/NLP who had previously worked with the President Obama’s administration on breakthrough research using computers to automatically extract content from doctors’ notes (textual data) and organize them for statistical analytics to find the most productive route from symptoms to cure. Once the research papers were published, we looked at using Machine Learning and Natural Language Processing techniques to mimic humans in comprehending languages for commercial use.

A start-up needs great people, a viable product, capital and a channel to the market. We had the necessary ingredients. We found early customers who helped us shape the product. With a strong product and access to the market with reputable channel partners, we are looking to penetrate the market globally and across sectors.

Product Technology & Market Update

Unique Selling Point

Our view of the market is that AI using ML/NLP techniques is currently a project-based service industry. Clients hire coders, data scientists and developers to scope the requirements of a specific use case in form of technical specs which is then converted into a solution. This consultancy-based approach is not scalable. From a clients’ perspective it is expensive, time-consuming and does not guarantee success.

Nowigence has created a SaaS product platform sold on subscription that can quickly adapt to the needs of the users from across functions and sectors. The product approach allows the client-side users to work with the product from Day-1. Some delivery outputs useful for the end-users will require configuration at additional costs. This however does not require a huge budget or big project plans.

The second aspect that is unique is that Nowigence is among the first few companies that allows users direct access to the database. Most other cognitive information retrieval engines allow access from an intermediate interface where human-controlled quality screening have already ascertained the accuracy of the results. Operating directly from the database provides two main benefits for the users. The first is that the output is in real-time or near real-time depending upon the frequency at which the data is refreshed. The second is that data anomalies are detected faster and are corrected in the database to prevent propagation of erroneous data. We believe that our algorithms allow users to get to quality outputs adapting to their domain expertise faster than other competitive service offerings.

Market Opportunity

The last major invention is the Internet in the early to mid-90s. It triggered the start of the third industrial revolution. The previous two inventions that were revolutionary were steam and electricity.

The Internet ushered in new industry segments, created new jobs, fueled the global growth engine lifting millions of people from poverty.

New industries like e-commerce (e.g. Amazon, e-Bay), cloud (Microsoft Azure, AWS), cellphones (e.g. Apple or Nokia with 3G/4G), social media (LinkedIn, Facebook), streaming (Netflix), and SaaS (Salesforce) emerged. These new major segments are mere market positioning of the invention of internet – they do not have a high component of technological innovation.

We believe that human society is now at the dawn of the fourth industrial revolution with AI. It has a high component of technology innovativeness unlike any previous inventions. Like with other industrial revolutions, it has the power of accelerating the overall global GDP (of approx. $85 Trillion currently - http://www.statisticstimes.com/economy/gross-world-product.php) growth rate to over 6-7% from its current levels of 2-3% (excluding 2020), bringing in many new industries and lifting millions to more highly skilled jobs increasing overall individual wealth, not only the amount but also the pace of money circulation.

In early 90s, businesses were faced with a different problem. There was no data to help businesses to globalize. Connectivity was an issue; Internet was just being born. A divided Europe with its multiple countries and currencies, non-existent ERP solution (SAP was a struggling company then) and a distant and eclectic Asia were barriers to overcome in the pursuit of global growth.

Now, we have too much of data – the enormity clutters our minds. It slows decision-making and as a result it stunts growth.

Industry landscape is expected to go through a major transformation in the next decade – Energy (from Hydrogen), Crypto, Blockchain, IOT, Faster Transportation – SpaceX (for inhabiting Mars), Virgin Galactic (for faster cross-continental travel), Driverless Cars, Locomotives, Cybersecurity, and others.

With this magnitude of change in the pace of business, humans will need our AI Robot to read, digest and analyze data at the speed of lightening. This is where Nowigence is expected play a significant role.

The following source reports the market opportunity as below. https://www.statista.com/statistics/607716/worldwide-artificial-intelligence-market-revenues/

Market Hype

A period of hype precedes any major industrial revolution. According to 2019 data from the National Venture Capital Association, 1,356 AI-related companies in the U.S. raised $18.457 billion. That topped the 1,281 companies that raised $16.8 billion in 2018, according to PitchBook-NVCA Venture Monitor dated Jan 14, 2020 (https://venturebeat.com/2020/01/14/ai-startups-raised-18-5-billion-in-2019-setting-new-funding)

Lack of published financials through Private VC investments makes it difficult to understand the true returns on the investment.

Nowigence’s conservative investment strategy during its initial product development phase positions it strongly to go for significant gains with rapid customer traction through strong channel partners helping to introduce their ready-to-use AI Robot across multiple sectors. Customer side risk is reduced appreciably with the AI Robot delivering value right off-the-bat from Day-1 of set-up instead of the project-based customization approach of assigning expensive data scientists and ML/NLP experts to develop a solution from scratch.

Commercialization Update

We started selling even during our product development phase to marquee enterprises with an average of $90,000 as annual revenues starting from January 2017. Early adopters were Owens Corning, Wacker Chemie, HDFC Bank, Mahindra Holidays and Tech Mahindra who provided valuable feedback.

Our minimum viable product is being launched in October 2020.

The launch over the next few weeks/months is focused in the educational sector and a few non-profit organizations (in healthcare and education). The product is being rolled-out to over 2,000 students from reputable technical schools. Subscription is free for a small period.

We have verbally received the go ahead for a new paid client which is one of the most reputed National Board of Secondary School Education in India. The scope includes a 6-month engagement on configuring the standard product platform to develop tailored outputs. Subsequently, an yearly license fee will apply.

We have successfully completed proof-of-concept in Sports and Transportation. Our AI Robot is being integrated with a widely used dispute resolution software used in many major and minor sports leagues around the world for insurance settlement. Also, we will be the AI minutes-of-the-meeting manager creating the project task list and documenting all engineering aspects to meet compliance and safety regulation for the Transportation sector encompassing  major companies in Aerospace, Locomotives, and Autonomous Automotive Vehicles.

Revenue Model

About 70% on a subscription basis by offering our platform on a yearly license or on subscription per user per month basis, and 30% on configuring the platform to meet tailored delivery outputs for each customer.

Unique Selling Point

Our view of the market is that AI using ML/NLP techniques is currently a project-based service industry. Clients hire coding engineers, data scientists and project managers to scope the requirements of a specific use case in form of technical specs which is then converted into a solution. This consultancy-based approach is not scalable. From a clients’ perspective it is expensive, time-consuming and does not guarantee success.

Nowigence has created a SaaS product platform sold on subscription that can quickly adapt to the needs of the users from across functions and sectors. The product approach allows the client-side users to work with the product from Day-1. Some delivery outputs useful for the end-users will require configuration at additional costs. This however does not require a huge budget or big project plans.

The second aspect that is unique is that Nowigence is among the first few companies that allows users direct access to the database. Most other cognitive information retrieval engines allow access from an intermediate interface where human-controlled quality screening have already ascertained the accuracy of the results. Operating directly from the database provides two main benefits for the users. The first is that the output is in real-time or near real-time depending upon the frequency at which the data is refreshed. The second is that data anomalies are detected faster and are corrected in the database to prevent propagation of erroneous data. Our algorithms allow users to get to quality outputs faster than other competitive service offerings.

Competition

There are different levels of competition -internally from within clients’ organizations and externally from myriads of competitors who consult as data scientist on project basis to automate workflows using AI for specific use cases.

They start from scratch using open source tools or libraries like SpaCy, NLTK, Allen NLP and Text Blob.

There are many big companies too that offer middle-of-the-value tools that provide a starting point with average accuracy but need data scientists to write their own optimization code to gain better accuracy or create outputs. This takes time. Gartner states that 60% of developments do not see the light of day. Key Tech Players in this space are Microsoft Azure Cognitive Engine, Cloud Natural Language – Google Cloud, Amazon Comprehend, IBM Watson.

There are also many semi-automated, niche solutions focusing on specific use cases like Salesforce Einstein, Artesian, Tellius, InfoNgen, Kingland Systems and others.

However, Nowigence provides automated data comprehension in real-time with high accuracy across industries and sectors. It has many functionalities in its platform. With precision in information retrieval, versatility with data types, tap-on module to many IT tools and technologies and value deliverable from Day-1, it serves users from different functions and sectors.

Differentiation

Granularity - Most companies in this space work on a specific use case training the machine for few words or phrases that are needed to deliver the output. Nowigence spent over 5 years in developing proprietary processes that break down every sentence into its grammatical components. This is similar to the way, we, as humans, developed our linguistic skills through our schooling years. With the right mix of manual and automated extraction, we can teach computers faster than ever possible before and better than any other company.

Scalability – We are sector agnostic to begin with. Our proprietary processes extract many more major and minor entity categories and events regardless of the sector, surpassing the capabilities of products like IBM Watson. Right off-the-bat, users get over 80 to 85% accuracy on Day-1. With strength in extracting critical insights and rapid user-controlled data labeling processes, we can increase accuracy within a month to over 92% - at par or lower than the error rate of humans. In addition, while many machine learning models are trained at corporate-level, we offer parameter optimization to our clients at a user-level for tailored predictive models. Our platform is designed to take care of such a process automatically. With Orion Innovation, as channel partner, we are serving clients from different sectors as proof of our large-scale data processing capabilities across sectors.

Versatility - We use complex search techniques using two or more techniq, NLP techniques to retrieve precise answers to questions from tens and millions of documents at a snap. These techniques are novel and as per Gartner will replace keyword searches. We integrate with commonly used tools and technologies like team collaboration tools (Slack), One Drive or G-Drive, Salesforce, Outlook or Gmail, Lexis Nexis or Factiva, SharePoint, and others creating and delivering many outputs to users, teams and organizations automatically.

Marketing and Growth Strategy

Our marketing strategy involves identifying and partnering with strategic sales channel partners who serve specific sectors. This aims to control our spend on SG&A and gain rapid customer traction with leads that are existing clients of the channel partners. Most companies require our AI Engine to automate processes to gain efficiency and/or profitable growth.

We announced our partnership with Orion Innovation at New Jersey in March 2020. Our strategic alliance encompasses sales, marketing, and product development. This allows us to penetrate the sports, education, the big 4 auditing firms and healthcare verticals that are being serviced by them.

We are working with a $21B company in Engineering services serving major US companies especially in the transportation sector. We hope to conclude a sales channel partnership agreement in 2020 for sales realization in 2021.

We will hire and develop our own sales team to manage partnerships and sell directly to customers as a SaaS subscription-based platform. This action will be initiated post investment.

Social Media/Digital Marketing is key. As we develop presence in different sectors, we will use focused social media marketing and print advertisement to grow the brand.

The market of ML/NLP is fragmented. There are many companies that are solving smaller problems in piecemeal focused on specific sectors and use cases. This is an indication of the complexity involved in the field of training machines to understand and comprehend human languages. Nowigence has introduced a SaaS product that trains and adapts to the domain expertise of the user quickly. It is also a product that works in real-time unlike competitors that deploy expensive project teams and take months or years to solve a use case for a client. While COVID has caused delays in the sales order rate, our customer traction is positive and encouraging. We intend to pursue a M&A strategy as part of our growth plan from 2021 onwards. The Founder has spent nearly two decade in M&A and global growth and is confident that his team will be able to accelerate growth, both organically and through M&A.

Other Viewpoints of Market Opportunity

Revenue from the artificial intelligence (AI) software market worldwide

(in $B)

Regardless of which data point one looks at, the field of automating human tasks including the science and the behavior of our reading and data comprehension abilities encompasses many sectors and provides a huge opportunity.

McKinsey reports – “An analysis of more than 400 use cases across 19 industries and nine business functions highlights the broad use and significant economic potential of advanced AI techniques.

Source:https://www.mckinsey.com/featured-insights/artificial-intelligence/notes-from-the-ai-frontier-applications-and-value-of-deep-learning

Artificial Intelligence and Machine Learning are Now at the Forefront of the Software Industry

Three factors have contributed to making it possible:

1.Cheap parallel computation: The invention of the graphics processing unit (GPU) has made true neural networks—defined as many processes working simultaneously—a reality.

2.Big Data: The availability of so much information allows algorithms to be “taught.”

3.Better Algorithms: Deep learning algorithms allow a neural net* to evaluate data in progressive layers or stacks, which allows millions of calculations in a short period of time. (*A neural net is a type of artificial intelligence that attempts to imitate the way a human brain works. Rather than using a digital model, in which all computations manipulate zeros and ones, a neural network works by creating connections between processing elements, the computer equivalent of neurons.)

Industry Trends in Software Development

Understanding the monitoring industry starts with understanding DevOps (development and operations).  A recent article at dqindia.com titled “Decoding DevOps” explained the following: DevOps - chances are you might have heard this term numerous times. Even market trend watchers consistently post this as the biggest trendsetter that will alter software development methodologies and will have an overall disruptive impact on enterprise IT. DevOps is clearly a disruption that will get entrenched as IT services companies and software developers increasingly use this as the key differentiator to be relevant to business demands and to add value to client-side IT organizations. DevOps is all about agility and continues delivery that gives a high degree of modularity to software development.

Pradeep Shilige, Executive Vice President, Digital Systems and Technology, Cognizant says, “DevOps may not be the panacea for all problems, and it is certainly an important capability in addressing them effectively. By driving automation across the software delivery lifecycle, DevOps alleviates hand-offs and delivers the ability to quickly respond to feedback on demand. Further, by fostering a collaborative culture and necessitating skills enhancement across IT and operations staff, DevOps also helps build a more robust organization.” Experts also say that the software development world is rapidly moving towards the development of next-generation products and services that are mass-personalized and deployed at a massive scale. These systems are also typically always on, continuously adapted to changes and connect the physical and digital worlds. At the same time, these systems need to be delivered with shorter development cycles and higher programmer productivity while maintaining the quality of the Offering. The escalation of DevOps as a software development hygiene practice is all set to alter the way IT is being developed and delivered.

Industry Predictions

Due to recent technological advancements, artificial intelligence and machine learning is a leading growth area in the software industry. Notable research supporting this claim, made herein by Nowigence’s executive team follows.

Below are quotations from reputable industry sources on the future of AI and Machine Learning.  We have copied these quotations directly from the sources’ website as cited below without notice to, or permission of, such sources.  None of the quotations should be considered as an endorsement of our Company and its offerings.

Breyer Capital

Jim Breyer, CEO of Breyer Capital, Board member of 21st Century Fox and Blackstone, and an early investor in Face Book, Etsy and Marvel Entertainment believes that technology, especially AI built around cloud services offering great customer and enterprise experience will see rapid growth. He believes that in the next decade, 18 out of 20 companies in market value will be technology companies.

https://www.cnbc.com/video/2019/01/23/u-s-five-year-lead-semiconductors-breyer-capital-ceo.html

Gartner

Trend No. 1: AI & Advanced Machine Learning

“AI and machine learning (ML), which include technologies such as deep learning, neural networks, and natural language processing, can also encompass more advanced systems that understand, learn, predict, adapt and potentially operate autonomously. Systems can learn and change future behavior, leading to the creation of more intelligent devices and programs.  The combination of extensive parallel processing power, advanced algorithms, and massive data sets to feed the algorithms has unleashed this new era.”

Source: Panetta, Kasey. “Gartner's Top 10 Strategic Technology Trends for 2017.” Smarter With Gartner, 13 Oct. 2017, www.gartner.com/smarterwithgartner/gartners-top-10-technology-trends-2017/.

Accenture

“Despite the skepticism of AI as just another technology buzzword, its momentum is very real. 85% of executives we surveyed report they will invest extensively in AI-related technologies over the next three years.”

“This means thinking of AI as more than just a technological tool and giving it the priority and investment that matches the role it’s about to take over within organizations – the face of the brand.”

Source: “Build the Future.” Accenture Career Opportunities, www.accenture.com/t20171005T065813Z__w__/us-en/_acnmedia/Accenture/next-gen-.

VentureBeat

“Enterprises should take advantage by aligning their cloud and technology stacks with providers who are leaders in AI. The gap between the AI haves and have-nots will continue to widen, so picking the right technology providers is critical. For example, a non-AI powered CRM system might allow your sales team to find prospective customers based on the last time they were contacted, helping sales reps search for potentially fruitful leads. But an AI-powered CRM system, in contrast, could proactively feed leads to sales reps in real time using algorithms designed to maximize the likelihood of a sale, based on breaking information about the customer, their company, and the sales rep herself. Choosing the right CRM vendor, in this case, could have a direct and significant impact on revenue.”

Source: Bennett, Jake. “How a New Wave of Machine Learning Will Impact Today's Enterprise.” VentureBeat, VentureBeat, 15 July 2017, venturebeat.com/2017/07/15/how-a-new-wave-of-machine-learning-will-impact-todays-enterprise/.

APMdigest

“Big data continues to be the fastest-growing segment of the information management software market. New findings released by Ovum estimate that the big data market will grow from $1.7bn in 2016 to $9.4bn by 2020, comprising 10% of the overall market for information management tooling.” “... Machine learning is placing stress on enterprises to make data science a team sport; a big area for growth in 2017 will be solutions that spur collaboration”

Source: “Big Data Trends to Watch in 2017.” APMdigest - Application Performance Management, 6 Jan. 2017, www.apmdigest.com/big-data-trends-to-watch-in-2017.

NASDAQ Globe Newswire

“According to the report, the global predictive analytics market was valued at approximately USD 3.49 billion in 2016 and is expected to reach approximately USD 10.95 billion by 2022, growing at a CAGR of around 21% between 2016 and 2022.”

Source: “Global Predictive Analytics Market Expected to Reach USD 10.95 Billion by 2022: Zion Market Research.” GlobeNewswire News Room, "GlobeNewswire", 12 Jan. 2017, globenewswire.com/news-release/2017/01/12/905404/0/en/Global-Predictive-Analytics-Market-expected-to-reach-USD-10-95-Billion-by-2022-Zion-Market-Research.html.

Information Age

“Gartner predicts by 2020, predictive and prescriptive analytics will attract 40% of enterprises’ net new investment in business intelligence and analytics.”

Source: “Predictive Analytics: the Next Frontier in Business Intelligence.” Information Age, 8 May 2017, www.information-age.com/predictive-analytics-frontier-business-intelligence-123466113/.

Forbes

“A Narrative Science survey found last year that 38% of enterprises are already using AI, growing to 62% by 2018. Forrester Research predicted a greater than 300% increase in investment in artificial intelligence in 2017 compared with 2016. IDC estimated that the AI market will grow from $8 billion in 2016 to more than $47 billion in 2020.”

**Look at “Machine learning platform” (blue line) on the following chart.

FORRESTER RESEARCH

TechRadar™: Artificial Intelligence Technologies, Q1 '17

TechRadar™: Artificial Intelligence Technologies, Q1 2017

Trajectory:
Significant success
Moderate success
Minimal success
Time to reach next phase:
<1 year
1 to 3 years
3 to 5 years
5 to 10 years
>10 years
High
Medium
Low
Negative
Business value-add, adjusted for uncertainty
Decision management
AI-optimized hardware
Machine learning platforms
Virtual agents
Swarm intelligence
Text analytics and NLP
Speech recognition
Robotic process automation
Image and video analysis
Natural language generation
Biometrics
Semantic technology
Deep learning platforms
Creation
Survival
Growth
Equilibrium
Decline
Ecosystem phase

129161

Source: Forrester Research, Inc. Unauthorized reproduction, citation, or distribution prohibited.

Source: Press, Gil. “Top 10 Hot Artificial Intelligence (AI) Technologies.” Forbes, Forbes Magazine, 29 Mar. 2017, www.forbes.com/sites/gilpress/2017/01/23/top-10-hot-artificial-intelligence-ai-technologies/#108c03519287.

Forbes

“According to Salesforce’s 2016 Connected Customer report, by 2020, 57% of business buyers will depend on companies to anticipate their needs”

Source: Marr, Bernard. “Why AI, Machine Learning And Big Data Really Matter To B2B Companies.” Forbes, Forbes Magazine, 3 Nov. 2017, www.forbes.com/sites/bernardmarr/2017/11/03/why-ai-machine-learning-and-big-data-really-matter-to-b2b-companies/#20fa8c361f2a.

Global Industry Analysts

“The global market for Predictive Analytics is projected to reach US$3.6 billion by 2020, driven by the growing need to replace uncertainty in business forecasting with probability and the increasing popularity of prediction as a key towards improved decision making.”

The Global Predictive Analytics Market

Trends, Drivers & Projections

October 2015

Where is Predictive Analytics Going?

2020
Market projected to reach US$3.6 billion by 2020
USA
The Largest Market

Growth Projections in Key Application Areas

Marketing & Sales CAGR to top 11.1% through 2020)
Financial & Risk Management
Distribution & CRM

Top Three High Growth Markets

Canada
Latin America
Asia-Pacific (CAGR to top 12.6% through 2020)

Projected 42% Spurt in Business Intelligence Spending Sets the Tone for Growth

Global Market for Business Intelligence (BI) (In US$ Billion)

16.3
2015
19.1
2017
23.3
2019

Market Trends

Need to Turn Big Data into Smart Data
Demand for Tools to Replace Uncertainty with Probability
Need for "Pervasive Intelligence" in the IoT Ecosystem
Popularity of Predictive Analytics in the Cloud
Evolution from Business Intelligence to Predictive Intelligence

Key Players

IBM
Dell Inc.
Oracle
SAP SE
Microsoft
TIBCO Software Inc.
Teradata Corporation

Global Industry Analysts, Inc. 6150 Hellyer Ave., San Jose, CA 95138, USA, Phone:408-528-9966. All Rights Reserved

Source:  Predictive Analytics Market Trends, www.strategyr.com/MarketResearch/Predictive_Analytics_Market_Trends.asp.

SBWire

“The global IoT analytics market is witnessing growth owing to the factors such as the growing requirement of advanced analytics and automation tools for businesses”

Source: Transparency Market Research. “Impact of Key Factors on the Growth of Global Internet of Things (IoT) Analytics Market From 2017 to 2025.” SBWire, SBWire, 22 Nov. 2017, www.sbwire.com/press-releases/impact-of-key-factors-on-the-growth-of-global-internet-of-things-iot-analytics-market-during-2017-to-2025-895695.htm.

Management Team

Nowigence’s team is led by Mr. Anoop Bhatia who is the Chairman, President and CEO. Jonathan Palacio is serving as an interim Technology Manager. Ryan McCarthy is the Product Manager – a core position in the business connecting customer needs to technology and directing the product development team, both in-house and outsourced. The entire team is working together to establish our vision as a leading artificial intelligence software solution.

Government Regulation

The future success of our business depends upon the continued use of the internet as a primary medium for commerce, communication, and business solutions. Federal, state or foreign government bodies or agencies have in the past adopted, and may in the future adopt, laws or regulations affecting the use of the internet as a commercial medium. Changes in these laws or regulations could require us to modify our solutions in order to comply with these changes. They can also require our clients to modify their applications, which may have an influence on the Company. In addition, government agencies or private organizations may begin to impose taxes, fees or other charges for accessing the internet or commerce conducted via the internet. These laws or charges could limit the growth of internet-related companies generally or result in reductions in the demand for Internet-based solutions such as ours.

Employees

As of October 1, 2020, we have a total of 15 full-time employees and 17 outsourced team members. Our in-house team has 7 that are working in the US and 8 who are located in India. Also, we have a team of 17 from Orion Innovation, our strategic partner who are working full-time as part of the Pluaris team. Most of the Orion’s resources are in the US, though a total of 6 resources work from India. Orion is indirectly investing in Nowigence since nearly 5 of the 17 team members are investment in resources from their side. This means that a team of 32 members in total are working together, most of them are in Product Development and Linguistics.

The above team does not include the sales and marketing team which includes a total of about 40 team members who are taking our solution to their clients under the sales channel partnership agreement.

We also work with business consultants, accountants, auditors and other. None of our employees are covered by collective bargaining agreements and we consider our relations with our employees to be good.

DESCRIPTION OF PROPERTY

Our principal executive offices are located at 101 S Tryon Street, 27th Floor, Charlotte, NC 28280, Our website is [www.nowigence.com] The contents of our website are not incorporated by reference into this Offering Circular.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of our operations together with our financial statements and related notes appearing in Item 3 of this Report. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section entitled "Risk Factors" in our Offering Circular filed on Form POS dated October 11, 2019.

Company Overview

Our executive offices are located at 101 S Tryon Street, 27th Floor, Charlotte, NC 28280. Our website is www.nowigence.com, and our telephone number is 704-275-8546 the contents of which are not incorporated in this Offering Circular.

Nowigence, Inc. is an early growth and establishment stage company incorporated in the state of New York in August 2011. Our principal executive offices are located at 101 S Tryon Street, 27th Floor, Charlotte, NC 28280. Our telephone number is 704-275-8546.  Our website is www.nowigence.com, the contents of which are incorporated by reference into this Offering Circular.

Nowigence, with advanced expertise in AI, is committed to increasing the speed to which users, teams, and businesses make data-driven decisions. Our AI Engine, PluarisTM, comprehends data in real-time to deliver decisional boundaries and traceable intelligence derived from a rich spectrum of data types and sources, both inside and outside the business. This capability to deliver intelligence on demand, mimicking human comprehension, from a complex set of disparate sources applies to a wide variety of sectors, roles and processes.

On March 5, 2020, it announced a strategic partnership with Orion Innovation (Orion) with its head office in Edison, NJ. The partnership is in sales, marketing and technology. Together with Orion, we are a team of over 4,100 associates. We serve Fortune enterprises and high-growth companies with over 200 employees, in digital transformation, data unification, and AI-based data comprehension. This gives access to Nowigence to penetrate the Enterprise market.

Operating Results

As of June 30, 2020, we remained focused on product development. We expect our minimum viable product to be launched in October 2020.  Our early adopting customers continued to provide valuable feedback to help train our machine’s capabilities on data comprehension. As a result of their continued support, we earned a small stream of revenues.

Like other companies in their early phase of development, we experienced the fall-out of COVID 19. Investors hesitated in investing during the early days of the pandemic. Meetings with prospective customers were canceled or delayed as they focused on addressing issues at their end. We had just signed a strategic alliance deal with Orion – a week before March 13 when the National Emergency due to COVID was announced. The product development team did not get a chance to meet to discuss the product roadmap. New team members had to use remote working tools to understand the scope of work. This slowed down the pace of product development.

Managing cash to sustain operations became a priority. We were successful in raising $503,985 from financing activities in 1H, 2020 as compared to $775,276 in the corresponding period of 1H, 2019. The funding raised in 2020 includes a Paycheck Protection Plan (PPP) loan of $127,100. The support from investors and the Government through a PPP loan helped us retain our staff through the most difficult period caused by the pandemic.

Our focus in the first half of 2020 continued to be product development. With delays in cash infusion through investments, and COVID 19 we experienced a delay in our operation. We have experienced major slowdown throughout our activities including business development, sales and fundraising due to COVID 19 pandemic and the lockdown in the first half of 2020.

We have continued to focus in reaching out to the large global corporations to get their feedback on our novel product platform in AI. Customer feedback is positive and encouraging. We have successfully worked on proof-of-concepts with organizations in Education, Sport, Auditing, Healthcare, Banking, Aerospace and Automotive. Our product platform was able to deliver and meet their requirements. As a result, we are targeting increased revenues in 2020 with the focus to gain customer traction for a strong 2021.

2020 continues to be an uncertain year. We will be able to announce our operating plans for 2021 in our next Form 1 SA financial submissions.

Liquidity and Capital Resources (Consolidated)

Since the Company’s inception, the Company depended on its private friends and family network to raise funds for its operations and product development. As on the 31st of December 2019 a total of 61,168,000 common stock were issued with the stock register aggregating to $2,283,079, net of offering costs.

We were successful in raising funds from the issuance of common stock equity of $361,421, net of costs for raising funds during the first half of 2020.

Recently, we signed an Engagement Agreement and have retained CIM Securities, LLC as the exclusive Financial Advisor and Lead Placement Agent in connection with REG D 506c solicitation equity offering of up to $5 million gross proceeds structured as a convertible participating preferred equity.

In addition, we are in the process of going through the due diligence required as part of the DTC process to have our stock quoted on the OTCQX. The first trading date is yet to be decided and announced.

As of June 30, 2020, the Company had low working capital reserves and will likely incur losses prior to generating positive working capital. These matters raise substantial concern about the Company’s ability to continue as a going concern. In the past, the Company has demonstrated its resilience to sustain its operations despite the auditors’ views of having substantial doubt as to whether the company can continue as a going concern since 2018. warning all through June 30, 2020.

The management has been successful in raising funds to maintain its operations and has used available funds effectively to fund its product development efforts. It has mitigated most of the risks associated with developing an innovative technology product platform and believes that the customer feedback and traction is positive. As a result, the company plans to continue raising funds through its private network and CIM securities utilizing Regulation “D” 506c. In management’s opinion, the market opportunity is huge and its strategy since 2018 when it first filed for the SEC qualification of Regulation A+ public funding. It will continue to work throughout the second half of 2020 to raise funds in phases. If successful in raising the maximum gross amount of up to $5,000,000 utilizing Regulation D 506c with CIM Securities, then the company believes that it will fund the working capital needs for the next 36 months.

Nowigence also received a revised qualification as on October 24th, 2019 from the SEC to raise a maximum of $10,000,000 at a fixed price of $5 per share under Regulation A+. The company plans to go for a capital float through the DTC/Stock quotation process allowing its eligible shareholders to trade stocks in the open market if the holding period as mandated by Rule 144 is satisfied. In future, Regulation A+ will allow the company to seek additional funding based on its strategy and growth plan.

Our current POS-4 filing for Regulation A+ 251(d)(3) offering:

-It seeks a continuous offering of 730 days from the qualified date of this Offering Circular, unless extended by our directors for an additional 365 days (the “Offering Period”). The qualification amount is $50 million.

-Earlier, our qualification on 24th October 2019 was for a “fixed price” of $5/share. Currently the company is in the process of filing 15C2-11 application to quote the class A shares on the OTCQX, and the unaffiliated current shareholders are qualified to seek 144 exemption to permit trading their stocks in the secondary market. The company is planning to continuously offer its Class A shares in the secondary market upon qualification.

The Company is pursuing its business plan. There can be no assurance of the Company's ability to do so or that additional capital will be available to the Company. If so, the Company's objective of its plan will be adversely affected. The Company currently has no agreements, arrangements, or understandings with any person to obtain funds through bank loans, lines of credit or any other sources. Since the Company has no such arrangements or plans currently in effect, its inability to raise funds for the above purposes will have a severe negative impact on its ability to remain a viable company. There can be no assurance that additional capital will be available to the Company.

The business outlook remains uncertain for 2020. The uncertainty can impact our ability to achieve our 2020 goals.

We are highly dependent upon our private investor network and the success of the Reg D 506c and Reg A+ offering, as described herein. Therefore, the failure thereof in raising capital would result in the need to seek capital from other resources such as taking loans, which would likely not even be possible for the Company. However, if such financing were available because we are an early growth and establishment stage company with small operations to date, we would likely have to pay additional costs associated with high-risk financing. At such time these funds are required, management would evaluate the terms of such financing. If the Company cannot raise additional proceeds via a private placement of its equity, the Company would be required to cease business operations. As a result, investors would lose all their investment.

DIRECTORS, EXECUTIVE OFFICERS, AND SIGNIFICANT EMPLOYEES

As of the date of this offering circular, the executive officers and directors of the company and their positions are as follows:

Name	Position	Age	Date of First
			Appointment
Executive Officers and Directors(*)

Anoop Bhatia	Chairman of the Board and Chief Executive Officer and CFO	57	August 2011
David Evans	Director	65	February 1, 2019
Christine Goodson	Director	48	February 10, 2020
Tracy Metzger Ian Moore	Director Director	57 60	February 1, 2019 July 18, 2019

Executive Officers and Directors

Anoop Bhatia,

Chairman, CEO and Acting CFO

Nowigence Inc.

www.linkedin.com/in/anoopbhatia/

Anoop Bhatia is the Founder of Nowigence – a company that he has worked full-time since 2015. Previously, from 2012, Anoop worked as a global operation strategic transformation leader for Momentive Performance Material (Formerly GE Silicones). He has worked for over two decades in various GE companies across different countries - from the United States to India, The Netherlands, Germany. Anoop had played a key role in establishing GE Silicones Private Limited as the first-ever wholly-owned foreign subsidiary that was ever established on Indian soil in 1996. He was subsequently transferred to Europe to be part of GE's global business team in the early days of globalization. Since then he has held progressively responsible global positions across different functions. He brings a wealth of experience in global business operations, mergers and acquisitions, finance, sales and marketing, and complex negotiations. He received his Bachelor of Engineering in Chemical Engineering from BITS at Pilani in India and his post-graduate studies in management from Heriot-Watt at Edinburgh in Scotland.

David Evans

Board of Directors

David L Evans has been with Spectrum Consulting Partners LLC at Albany in NY from 2008 onwards. As an attorney and licensed CPA in the state of New York, he has extensive experience in multistate and international tax policies and guidelines, federal taxation laws, mergers and acquisitions including valuation of closely held businesses. He is a contributing author to the New York State Tax Service, a six-volume publication of NYS tax laws and regulations. His prior experience includes being a Managing Director for

UHY Advisors LLC, being a board member and chairperson of the Tax Division Executive Committee of New York State Society of Certified Public Accountants and is a past president of the Estate Planning Council of Eastern New York. He holds degrees from Hofstra University and State University of New York at Buffalo.

Ms. Christine Goodson,

Board of Directors

https://www.linkedin.com/in/christinegoodson

CEO and Managing Partner of Titan Talent Partners in Charlotte, NC.

Christine has over 25 years of experience empowering organizations to transform themselves through the efficient and effective deployment of People, Process and Technology. Christine is a strategic, results oriented leader who is confident challenging the status. Her expertise is in developing global strategy and implementation of Human Capital Systems, talent management, succession, pay planning and performance. She has a successful track record of conductive executive search (internal and external) in the Americas, EMEA, and APAC.

Prior to Titan, she spent four years at Colfax Corporation and nine years at SPX leading global talent management. This is her third-time as an entrepreneur and second-time leading a successful executive search practice. Her early career was in sales and marketing.

Christine has a BA in Philosophy from the University of North Carolina at Chapel Hill.

Ms. Tracy Metzger

Board of Directors

www.linkedin.com/in/tracy-metzger-3b0220/

Tracy Metzger started TL Metzger & Associates in 2000 as the Owner and President offering consulting and real estate brokerage services to companies looking to purchase, sell or lease real estate in the Albany New York Region, also known as Tech Valley. She has held this position for over 18 years.

Since starting TL Metzger, Tracy and her company have received a number of business and professional awards, including the Capital District Business Review’s Top 40 Under 40 Business Leaders in the Capital Region, the Albany-Colonie Regional Chamber of Commerce Award (Women of Excellence), and the Albany-Colonie Regional Chamber of Commerce Award (Small Business of the Year), among others.  The company is consistently recognized as a Top 15 Commercial Real Estate firm by the Albany Business Review. She has a B.A. in Political Science from University at Albany, SUNY.

Tracy serves on several economic development and business boards including Chair of the City of Albany IDA and CRC.  She has extensive experience as a negotiator, facilitator and general management.

Ian Moore

Board of Directors

https://www.linkedin.com/in/ian-r-moore/

Dr. Ian Moore is the Vice President, Silicones NCA for Wacker Chemical Corporation. He is the profit and loss (P&L) leader for the Silicones business in North and Central America (NCA). Previously, he was the Senior VP and GM for Momentive Performance Materials (ex-GE company) responsible for the P&L of Silicones and Silanes Additive. Ian brings a wealth of extensive cross-functional, global and multi-cultural management experience. During the period 2006 to 2010, Ian was the President & CEO EMEA of GE Bayer Silicones GmbH (later called Momentive Performance Materials). He is a recognized innovative leader, mentor and developer of people with demonstrated skills in General Management, Mergers and Acquisitions, Technology, Engineering, Operations and Marketing.

Ian completed his Ph.D. in Chemical Engineering specializing in the field of deactivation of fluid cracking catalysts from the University of Manchester. He also holds a bachelor’s and master's Degree in Chemical Engineering from the University of Manchester.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

We were incorporated in New York on August 1, 2011. The following table sets forth certain information concerning the compensation for the fiscal years ended December 31, 2019 (i) all individuals who served as our principal executive officer (PEO), or acting in a similar capacity, during the fiscal year ended December 31, 2018, regardless of compensation level, (ii) two most highly compensated executive officers whose total compensation exceeded $100,000 other than our CEO who were serving as executive officers at the end of the fiscal year ended December 31, 2019 and (iii) two additional individuals for whom disclosure would have been provided pursuant to paragraph (m)(2)(ii) of Item 402 of Regulation S-K but for the fact that the individual was not serving as an executive officer of the Company at the end of the fiscal year ended December 31, 2019 (collectively, the “named executive officers”)

Summary Compensation Table

Name and Principal Position	Fiscal Year Ended December 31,	Salary ($) (1)	Bonus ($)	Total Compensation ($)
Anoop Bhatia	2019	$147,000	1	$90,000
Chairman, CEO, and Acting CFO
Andrew Nicoll Director – Product Management & Operations	2019	$63,614	0.5	$63,614
Dr. Mingzhe (Carson) Tao – Chief Technology Officer	2019	$140,000	0.5	$140,000

(1)During 2020, Anoop Bhatia is currently receiving cash compensation at reduced salary at the annual rate of 90,000. He has taken a reduced pay package due to the pandemic. His previous cash compensation in 2017 and 2018 was $45,689 and $83,000 respectively. Further, there is no deferred salary for Anoop Bhatia in the Company’s financial statements.

(2)Represents 100,000 Class B common stock issued to Anoop Bhatia.

(3)Represents 50,000 Class A common stock issued to Dr. Carson Tao and Andrew Nicoll.

Employment Agreements

The company has employment agreements in place.

Compensation of Directors

We do not compensate our directors in cash for attendance at meetings. In the future, we may compensation directors, particularly those who are not employees on either a per meeting or fixed compensation basis. In 2019, each member of the Board received Class A Common Stock of 20,000 prorated based on the months served during the year.

Executive Compensation Philosophy

We believe that Nowigence is at the beginning of its journey and that for us to be successful we must hire and retain people who can continue to develop our strategy, quickly innovate and develop new business opportunities by leveraging the unique technology we have in hand, and constantly enhancing our business model. To achieve these objectives, we need a highly talented team. We also expect our executive team to possess and demonstrate strong leadership and management capabilities.

Stock Option Plan

We do not have a stock option plan, but we reserve the right to implement one.

Employee Pension, Profit Sharing or other Retirement Plans

We do not have a defined benefit, pension plan, profit sharing or other retirement plans.

Employee Benefit Plans

We believe that our ability to grant equity-based awards is a valuable and necessary compensation tool that aligns the long-term financial interests of our employees, consultants, and directors with the financial interests of our shareholders. In addition, we believe that our ability to grant options and other equity-based awards helps us to attract, retain and motivate employees, consultants, and directors and encourages them to devote their best efforts to our business and financial success.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS

The following tables set forth the ownership, as of the date of this Offering Circular, of our Common Stock by each person known by us to be the beneficial owner of more than 5% of our outstanding Common Stock, our executive officers, directors, and our executive officers and directors as a group.  To the best of our knowledge, the persons named have sole voting and investment power with respect to such shares, except as otherwise shared.  There are not any pending or anticipated arrangements that may cause a change in control.

The information presented below regarding beneficial ownership of our voting securities has been presented in accordance with the rules of the Securities and Exchange Commission and is not necessarily indicative of ownership for any other purpose. Under these rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. A person is deemed to own beneficially any security as to which such person has the right to acquire sole or shared voting or investment power within 60 days through the conversion or exercise of any convertible security, warrant, option or other rights. More than one person may be deemed to be a beneficial owner of the same securities. The percentage of beneficial ownership by any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within 60 days, by the sum of the number of shares outstanding as of such date plus the number of shares as to which such person has the right to acquire voting or investment power within 60 days. Consequently, the denominator used for calculating such percentage may be different for each beneficial owner. Except as otherwise indicated below and under applicable community property laws, we believe that the beneficial owners of our Common Stock listed below have sole voting and investment power with respect to the shares shown.

Ownership Pre-Offering

Directors and Officers: (As on 06/30/2020)
	Amount and	Percent of
	nature of	total	Percent
	beneficial	ownership	of class
Name and address of beneficial owner (1)	ownership (2)	(3)	(4)	Direct Voting Right (5)
Anoop Bhatia, CEO (Class B Common Stock) (1)	37,927,270	59.71%	100%	93.68%
David Evans, Director Class A (1)	820,000	1.29%	3.20%	0.20%
Tracy Metzger, Class A (1)	600,000	0.94%	2.34%	0.15%
Dr. Ian Moore	323,750	0.51%	1.26%	0.08%

Christine Goodson	10,000	0.02%	0.04%	0.0%
All officers and directors as a group: (1)	39,681,020	62.47%	n/a	94.11%

Other shareholders aggregated Class A	23,842,480	37.53%	93.85	5.89%
All shareholders aggregated Class A & B Shares	63,523,500	100%	n/a	100%

(1)	Unless otherwise noted, the address of the beneficial owner is c/o Nowigence, Inc., 101 S Tryon Street, 27th Floor, Charlotte, NC 28280 Beneficial ownership.
(2)	Total ownership, including Class A and B combined.
(3)	Percentage of total ownership
(4)	Percentage ownership in each class
(5)	Total voting rights for each shareholder.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this Offering, there has been no public market for our Common Stock. All the shares sold under this offering will be freely tradeable without restrictions or further registration under the Securities Act, except that any shares purchased by our "affiliates," as that term is defined in Rule 144 of the Securities Act, may generally only be sold in compliance with the limitations of Rule 144 described below. All other outstanding shares not sold in this Offering will be deemed "restricted securities" as defined under Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 promulgated under the Securities Act, which rules are summarized below.

Rule 144

In general, a person who has beneficially owned restricted shares of our Common Stock for at least one year, in the event we are a reporting company under Regulation A, or at least six months, in the event we have been a reporting company under the Exchange Act for at least 90 days, would be entitled to sell such securities, provided that such person is not deemed to be an affiliate of ours at the time of sale or to have been an affiliate of ours at any time during the three months preceding the sale. A person who is an affiliate of ours at such time would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of shares that does not exceed the greater of the following:

•	1% of the number of shares of our Common Stock then outstanding; or

•	the average weekly trading volume of our Common Stock during the four calendar weeks preceding the filing by such person with the SEC of a notice on Form 144 with respect to the sale;

provided that, in each case, we have been subject to the periodic reporting requirements of the Exchange Act for at least 90 days before the sale. Persons relying on Rule 144 to transact in our Common Stock must also comply with the manner of sale, notice and other provisions of Rule 144, to the extent applicable.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

We have raised capital during the product development phase from friends and family to meet our needs. We preferred to operate “lean and mean” to ensure that we got the best value for every dollar that was invested. This ensured that we developed a product at one-tenth of the investment dollars than any of our competitors have invested. This gives us a competitive advantage. The CEO continued to work much below  market rates

The total number of shares at the time of incorporation in August 2011 was 200 with no par value. In 2016, Anoop Bhatia invested $102,000 and four others from his friends and family network brought in an additional $80,000.

Our beta product with basic functionality was launched in 1Q 2017. We worked with Dr. Ozlem Uzuner who was affiliated with MIT and the State University of New York (SUNY). The initial work was funded under a grant through the New York Strategic Partner for Industrial Resurgence (SPIR) Program. The partnership served an educational purpose for the SUNY students (partnership participants) as well as provided some preliminary research findings back in 2016. We did not implement any deliverable from the partnership in our current product and do not plan to implement it in our future products. There are no entities, including SUNY, that retain any rights or interests in our products.

In early 2017, we signed a few early customers who agreed to participate during the product development phase. The total investment made was $591,000. Anoop Bhatia and his friends and family invested. Ten new investors joined the Nowigence family of shareholders, most of them were Chief Executive Officers of various corporations in the US, India, and Germany. The founder, Anoop Bhatia, worked full-time for Nowigence but was paid a nominal token annual salary of $45,689. He also contributed to the company’s funding by providing over $45,000.

Looking back, while 2016 and 2017 were the product development years for Nowigence, 2018 was a year of re-engineering. Customer feedback was constructive but thought-provoking. The early adopters saw benefits with the product but wanted more. They required more granularity and the ability to control their destiny in terms of in terms of product outputs relevant to each user’s business needs. The entire AI platform had to be re-engineered. Automatic content extraction from textual and numeric data types providing full control to the user to upload their own internal documents and transcripts became the mantra. Dr. Carson Tao joined the team as a Principal Data Scientist and was later promoted as the Chief Technology Officer and Board Member

Fresh investments of $428,498 were made in 2018. An increased outlay in 2019 with higher investments in technology resulted in raising $1,140,517 through stock issuance (or $1,082,759 net of offering costs).

The company amended its Certificate of Incorporation and re-designated the total number of shares that the company is authorized to issue from two hundred (200) shares without par value into one hundred million shares (100,000,000) with $0.00001 par value. The two hundred (200) shares of common stock without par value shall be canceled.

The company has issued total of 61,168,000 common shares to the founder, officers and to friends and family investors as of December 31, 2019.

The company has raised capital through stock issuance of total of 2,933,000 Class A stocks to a total of 41 new shareholders in 2019.

The strategy to raise capital through our private network continued in 2020. We were successful in raising $503,985 from financing activities in 1H, 2020 as compared to $775,276 in the corresponding period of 1H, 2019. The funding raised in 2020 includes a Paycheck Protection Plan (PPP) loan of $127,100. The support from investors and the Government through a PPP loan helped us retain our staff through the most difficult period caused by the pandemic.

The capital raised in the first half of 2020 was through 8 new investors and 9 existing investor who reinvested in our class A shares.

Other Information

Our minimum viable product (MVP) is scheduled to launch in October 2020. We are working with multiple customer accounts across various sectors to provide solutions to different issues that they face. The proof-of-concepts have delivered value. We believe that our differentiation with other vendors using NLP and Machine Learning Techniques is discernible to many customers. We offer a product that is delivers a perceivable value even during short trial period. Customers then ask us to configure the product to meet their more specific requirements.

Despite the negative aspects of the slow down with COVID-19, we are continuing to move forward in sales, marketing, and product development.

In the opinion of the management team, the financial statements, though unaudited, present fairly, in all material respects, the financial position of the company as of June 30, 2020.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a Regulation A Offering Statement on Form 1-A under the Securities Act with respect to the shares of Common Stock offered hereby. This Offering Circular, which constitutes a part of the Offering Statement, does not contain all of the information set forth in the Offering Statement or the exhibits and schedules filed therewith. For further information about us and the Common Stock offered hereby, we refer you to the Offering Statement and the exhibits and schedules filed therewith. Statements contained in this Offering Circular regarding the contents of any contract or another document that is filed as an exhibit to the Offering Statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the Offering Statement. Upon the consummation of this Offering, we will be required to file periodic reports, and other information with the SEC pursuant to Rule 257(b) of Regulation A. Each issuer that has filed an offering statement for a Tier 2 offering that has been qualified pursuant to Regulation A must file with the Commission the following periodic and current reports: (1) Annual reports. An annual report on Form 1-K for the fiscal year in which the offering statement became qualified and for any fiscal year thereafter. Annual reports must be filed within the period specified in Form 1-K. (2) Semiannual report. A semiannual report on Form 1-SA within the period specified in Form 1-SA. Semiannual reports must cover the first six months of each fiscal year of the issuer, commencing with the first six months of the fiscal year immediately following the most recent fiscal year for which full financial statements were included in the offering statement, or, if the offering statement included financial statements for the first six months of the fiscal year following the most recent full fiscal year, for the first six months of the following fiscal year. (3) Current reports. Current reports on Form 1-U with respect to the matters and within the period specified in that form, unless substantially the same information has been previously reported to the Commission by the issuer under cover of Form 1-K or Form 1-SA. You may read and copy this information at the SEC’s Public Reference Room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet website that contains reports, proxy statements, and other information about issuers, including us, that file electronically with the SEC. The address of this site is www.sec.gov.

SECURITIES BEING OFFERED

Shares

This Offering relates to the sale of up to $50,000,000 class A common shares of Common Stock of the Company. We may endeavor to sell all the offered Class A common shares after this Offering becomes qualified. The company is in the process of filing 15C2-11 application to quote the class A shares on the OTCQX, and the unaffiliated current shareholders are qulified to seek 144 exemption to permit trading their stocks in the secondary market under Rule 144 exemption. The company is planning to continuously offer its Class A shares in the secondary market upon qualification.

Capital Stock

Our authorized capital stock consists of 100,000,000 shares of Class A and B of Common Stock, $0.00001 par value per share. As of the date of this Offering Circular, we had 63,523,500 shares of class A and B Common Stock outstanding.  There are no shares of preferred stock authorized. The following is a summary of the rights of our capital stock as provided in our Articles of Incorporation and bylaws. For more detailed information, please see our Articles of Incorporation and bylaws which have been filed as exhibits to the Offering Statement of which this Offering Circular is a part.

Common Stock

As of the date of this Offering Circular, there were 63,523,500 shares of class A and B of Common Stock issued and outstanding.

Voting Rights. The holders of the Class A Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders. The holders of the Class B Common Stock are entitled to ten votes for each share held of record on all matters submitted to a vote of the shareholders Under our bylaws, our CEO Mr. Anoop Bhatia owns 100% of Class B stock which amount to 37,827,270 shares, which controls 93.80% of the voting power before the offering, and about 93.80% of the voting power post offering our shareholders will not have cumulative voting rights. Because of this, the holders of a majority of the shares of Common Stock entitled to vote in any election of directors can elect all of the directors standing for election, if they should so choose.

Dividends. Subject to preferences that may be applicable to any then-outstanding preferred stock (in the event we create preferred stock), holders of Common Stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by the board of directors out of legally available funds.

Liquidation Rights. In the event of our liquidation, dissolution or winding up, holders of Common Stock will be entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then-outstanding shares of preferred stock that may be created in the future.

Other Rights. Holders of Common Stock have no preemptive, conversion or subscription rights and there is no redemption or sinking fund provisions applicable to the Common Stock. The rights, preferences, and privileges of the holders of Common Stock are subject to and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may create in the future.

NOWIGENCE INC.
CONSOLIDATED BALANCE SHEET
As of June 30, 2020, and 2019 in USD
See accompanying Notes to the Financial Statements. Unaudited.

	June 2020	2019
ASSETS
Current assets:
Cash and cash equivalents	5,311	13,179
Accounts and other short-term receivable	21,615	28497
Total current assets	26,925	41,676

Software development, net of amortization (see Note 3)	842,701	634,779
Total assets	869,626	676,456

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Current liabilities:
Accounts payable	233,693	80,929
Interest payable	8,865	$7,679
Total current liabilities	242,558	88,609

Long-term debt (see Note 4)	247,603	96,404

TOTAL LIABILITIES	490,162	185,013

Shareholders’ equity:
Common stock, Class A (60,000,000 shares authorized, $0.00001 par, 25,596,230 and 23,340,730 issued and outstanding as of June 30, 2020 and Dec 31, 2019 respectively)	256	233
Common stock, Class B (40,000,000 shares authorized, $0.00001 par, 37,927,270 and 37,827,270 shares issued and outstanding as of June 30, 2020and Dec 31, 2019 respectively)	379	378
Additional paid-in capital	2,644,477	2,283,079
Retained deficit	(2,265,647)	(1,792,247)
Total shareholders’ equity	379,465	491,443

Total liabilities and members’ equity	869,626	676,456

NOWIGENCE INC.
CONSOLIDATED STATEMENT OF OPERATIONS As of June 30, 2020, and 2019 in USD See accompanying Notes to the Financial Statements. Unaudited.

	June 30, 2020	2019
Revenues	48,567	85,914
Less: Cost of revenues	9,342	48,038
Gross profit (loss)	39,225	37,877

Operating expenses:
Selling, general and administrative	505,236	991,148
Amortization	-	127,176
Total operating expenses	505,236	$1,118,324

Operating loss	(466,010)	(1,080,447)

Interest income/(expense)	($6,991)	(12,229)
Government grant income	$0	1,899

Pretax loss	(473,002)	(1,090,777)

(Provision)/benefit for income taxes	(398)	($0)

Net loss	(473,400)	($1,090,777)

Foreign currency translation adjustment	-	(69,287)

Comprehensive Net Loss	(473,400)	($1,160,064)

NOWIGENCE INC.
CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY/(DEFICIT)
As of June 30, 2020, and 2019
See accompanying Notes to the Financial Statements.

	Class A Common Stock		Class B Common Stock		Additional Paid-In Capital	Retained Deficit	Total Shareholders’ Equity/(Deficit)
	# Shares	$	# Shares	$
Balance as of January 1, 2019	20,407,730	205	37,827,270	378	$1,200,357	($632,183)	$568,756
2019 Issuance of shares, net of offering costs	2,933,000	29			$1,082,722		$1,082,751
2019 Net loss						($1,160,064))	($1,160,064)
Balance as of December 31, 2019	23,340,730	234	37,827,270	378	$2,283,078	($1,792,247)	$491,443
June 30, 2020 Issuance of shares, net of offering costs	2,255,500	23	100,000	1	$361,397		$361,421
June 30, 2020 Net loss						($473,400)	($473,400)
Balance as of June 30, 2020	25,596,230	256	37,927,270	379	$2,644,475	($2,265,647)	$379,464

NOWIGENCE INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
As of June 30, 2020, and 2019 in USD
See accompanying Notes to the Financial Statements.

	June 30, 2020	2019
Cash flows from operating activities
Net loss	(473,400)	(1,160,064)
Add back: Amortization	-	127,176
Adjustments to reconcile net loss to net cash used in operating activities: Changes in operating assets and liabilities:
Net increase/(decrease) in accounts payable	152,764	58,079
Net increase/(decrease) in interest payable	1,186	25
Net (increase)/decrease in accounts receivables	6,882	(28,497)

Net cash used in operating activities	(312,568)	(1,003,281)

Cash flows from investing activities
Software development costs	(207,919)	(108,970)
Net cash used in investing activities	(207,919)	(108,970)

Cash flows from financing activities
Proceeds from the issuance of stock	361,142	1,082,751
Net additional long-term debt	151,199	35,353
Net cash provided by financing activities	512,620	1,118,104

Net change in cash and cash equivalents	(7,867)	5,852

Cash and cash equivalents at beginning of period	13,178	7,326
Cash and cash equivalents at end of period	5,311	13,178

Supplemental disclosure of cash flow information
Cash paid for interest	6,991	12,229
Cash paid for taxes in India	398	0

NOWIGENCE INC.

NOTES TO FINANCIAL STATEMENTS

As of June 30, 2020, and 2019
See accompanying Notes to the Financial Statements.

NOTE 1 - NATURE OF OPERATIONS

Nowigence Inc. and subsidiaries (the “Company”) is an early-stage software-as-a-service company.  The Company has developed an automated, artificial intelligence-based solution that extracts and analyzes textual and transcript-based qualitative data, at rates of up to 6,000 times faster than a human.  The Company was formed in August 2011 but had very limited commercial activity until October 2015.

Since Inception, the Company has relied on loans from founders and raising capital to fund its operations.  As of June 30, 2020, the Company had negative retained earnings and will likely incur losses prior to generating positive working capital. These matters raise substantial concern about the Company’s ability to continue as a going concern.  During the next 12 months, the Company intends to fund its operations with funding from a Regulation A securities campaign and Regulation D 506C (see Note 10 below), loans, capital contributions from the founder and funds from revenue producing activities, if and when such can be realized.  If the Company cannot secure additional short-term capital, it may cease operations.  These financial statements and related notes thereto do not include any adjustments that might result from these uncertainties.

Acquisition of Subsidiary

On January 18, 2019, the Company acquired the issued shares of Nowigence India Private Limited, Co., an Indian private limited company (“Subsidiary”) in exchange for $10,218.  The Company has presented consolidated financial results with Subsidiary starting from January 18, 2019, the date the acquisition closed.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America ("GAAP"). In the opinion of management, all adjustments considered necessary for the fair presentation of the unaudited financial statements for the years presented have been included.

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the footnotes thereto. Actual results could differ from those estimates.  It is reasonably possible that changes in estimates will occur in the near term.  All amounts are rounded to the nearest whole dollar upon presentation so certain sums or differences may reflect a rounding difference in some instances.

Risks and Uncertainties

The Company has a limited operating history. The Company's business and operations are sensitive to general business and economic conditions in the United States. A host of factors beyond the Company's control could cause fluctuations in these conditions. Adverse conditions may include: recession, downturn or otherwise, local competition or changes in consumer taste. These adverse conditions could affect the Company's financial condition and the results of its operations.  As of June, 2020, the Company is operating as a going concern.  See Note 1 and Note 9 for additional information.

Cash and Cash Equivalents

The Company considers short-term, highly liquid investment with original maturities of three months or less at the time of purchase to be cash equivalents.  Cash consists of funds held in the Company’s checking account.

As of June 30, 2020, and 2019, the Company had $5,311 and $13,179 cash on hand.

Receivables and Credit Policy

Trade receivables from customers are uncollateralized customer obligations due under normal trade terms, primarily requiring payment before services are rendered.  Trade receivables are stated at the amount billed to the customer.  Payments of trade receivables are allocated to the specific invoices identified on the customer’s remittance advice or, if unspecified, are applied to the earliest unpaid invoice. The Company, by policy, routinely assesses the financial strength of its customers. As of June 30, 2020, the Company had $21,615 of outstanding accounts receivable.

Property and Equipment and Depreciation

Property and equipment are recorded at cost.  Expenditures for renewals and improvements that significantly add to the productive capacity or extend the useful life of an asset are capitalized.  Expenditures for maintenance and repairs are expensed as incurred. When equipment is retired or sold, the cost and related accumulated depreciation are eliminated from the balance sheet accounts and the resultant gain or loss is reflected in income.

Depreciation is provided using the straight-line method, based on useful lives of the assets which range from three to five years.

The Company reviews the carrying value of property and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition.  In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets.  The factors considered by management in performing this assessment include current operating results, trends and prospects, the manner in which the property is used, and the effects of obsolescence, demand, competition, and other economic factors.

As of June 30, 2020, the Company had an immaterial amount of fixed assets.

Income Taxes

Income taxes are provided for the tax effects of transactions reporting in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of receivables, inventory, property and equipment, intangible assets, and accrued expenses for financial and income tax reporting.  The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.  Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

For current period, the Company is taxed as an C corporation.  Because the Company has suffered losses during its start-up phase, the only provision for income taxes is the based on the small amount of earnings in the Company’s Indian subsidiary.

The Company evaluates its tax positions that have been taken or are expected to be taken on income tax returns to determine if an accrual is necessary for uncertain tax positions.  As of June 30, 2020, the unrecognized tax benefits accrual was zero.

Revenue Recognition

The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the fee for the arrangement is fixed or determinable and collectability is reasonably assured.  Revenue for the Company is generally comprised software-as-a-service subscription revenue and is booked during the period of the subscription.

Cost of Sales

The Company expenses approximately 40 percent of its team’s total employee expenses and other server-related costs in conjunction with the provision of services to its customers.

Advertising Expenses

The Company expenses advertising costs as they are incurred.

Organizational Costs

In accordance with FASB ASC 720, organizational costs, including accounting fees, legal fee, and costs of incorporation, are expensed as incurred.

Software Development Costs and Amortization

The Company applies the principles of ASC 985-20, Software-Costs of Computer Software to be Sold, Leased, or Otherwise Marketed (“ASC 986-20”).  ASC 985-20 requires that software development costs be charged to research and development expense until technological feasibility is established.  With the Company’s current technology, technological feasibility of the underlying software is not established until substantially all product development and testing is complete, which generally includes the development of a working model.

The Company capitalizes approximately 60 percent of the salaries of the research and development associated with the software development program of the Company.  The Company routinely evaluates both the technological feasibility and the estimate of payroll expense and data subscription expenses utilized in this calculation.

Prior to a product’s release, if and when the Company believes capitalized costs are not recoverable, the costs capitalized to date will be expensed as part of cost of sales.  Upon reaching technological feasibility, the company amortizes the capitalized costs over a period of 3-5 years.

Concentration of Credit Risk

The Company maintains its cash with a major financial institution located in the United States of America in the name of the Manager, which it believes to be credit worthy. The Federal Deposit Insurance Corporation insures balances up to $250,000. At times, the Company may maintain balances in excess of the federally insured limits.

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2014-09, "Revenue from Contracts with Customers". Under this guidance, revenue is recognized when promised goods or services are transferred to customers in an amount that reflects the consideration expected to be received for those goods or services. The updated standard will replace most existing revenue recognition guidance under U.S. GAAP when it becomes effective and permits the use of either the retrospective or cumulative effect transition method. Early adoption is not permitted. The updated standard for nonpublic entities will be effective after December 15, 2019, and interim periods within annual periods beginning after December 15, 2019.   We are currently evaluating the effect that the updated standard will have on our financial statements and related disclosures.

In February 2016, FASB issued ASU No. 2016-02, Leases, that requires organizations that lease assets, referred to as "lessees", to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases with lease terms of more than 12 months. ASU 2016-02 will also require disclosures to help investors and other financial statement users better understand the amount, timing, and uncertainty of cash flows arising from leases and will include qualitative and quantitative requirements. The new standard for nonpublic entities will be effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020, and early application is permitted. We are currently evaluating the effect that the updated standard will have on our financial statements and related disclosures.

The FASB issues ASUs to amend the authoritative literature in ASC. There have been a number of ASUs to date, including those above, that amend the original text of ASC. Management believes that those issued to date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable to us or (iv) are not expected to have a significant impact on our balance sheet.

NOTE 3 – SOFTWARE DEVELOPMENT COSTS

As discussed above, the Company has capitalized its software development costs (“SDCs”) during this start-up period.  The Company then amortizes the SDCs over their estimated useful life of five years. The Company amortizes technologically feasible internally-developed software over a 5 year period.  The Company has recorded amortization expense in the calendar year ending as on December 31, 2019 as $127,176. Amortization is recorded annually. As a result, the company has not assessed amortization for the half-yearly period ending on June 30, 2020.

The Company monitors the carrying value of the SDCs for impairment.  As of June 30, 2020 the Company has not yet recorded any impairment of the SDCs.

NOTE 4 – LONG-TERM DEBT

The Company has procured borrowings to fund working capital needs from the founders/management team as well as from commercial sources.

As of June 30, 2020, and 2019, the Company had an ending balance of $247,603. This includes the government funded Paycheck Protection Plan (PPP) of $127,100 with a nominal interest rate, which may lead to forgiveness.

Additionally, in 2020 and 2019, the Company has borrowed or paid its Commercial Line of Credit or Cash Reserve Loan depending on its working capital reserves. As of June 30, 2020, the total borrowing from commercial sources including a line of credit was $81,794.15.  The interest rates on these loans are 8.5 percent and 15 percent.

The company also owes $20,001 to its founder as on June 30, 2020. The loan accrues interest expense at the rate of 18 percent per annum but the interest has not yet been paid.

NOTE 5 – INCOME TAX PROVISION

The Company has filed all required tax returns and does not have a net taxable position requiring a provision other than the small amount of tax the Company has accrued for on behalf of Subsidiary at the statutory rate of India.  The Company believes that this reflects the actual tax provision of the Company in all material respects.

NOTE 6 – COMMITMENTS AND CONTINGENCIES

Legal Matters

Company is not currently involved with and does not know of any pending or threatening litigation against the Company or its member.

NOTE 7 – SHAREHOLDERS’ EQUITY

Common Stock

The Company has two classes of common stock.  Each Class A share is entitled to one vote per share and each Class B share is entitled to 10 votes per share.  Only the Company’s founder, Anoop Bhatia, is entitled to Class B shares.

The Company has authorized 60,000,000 shares of Class A stock.  Of the Class A shares, the Company has issued 25,596,230 and 23,340,730 shares as of June 30, 2020 and 2019, respectively.  Additionally, the Company has authorized 40,000,000 shares of Class B stock and has issued 37,927,270 and 37,827,270 shares as of June 30, 2020 and 2019, respectively.

NOTE 8 – RELATED PARTY TRANSACTIONS

As described above in Note 4, the Company has procured borrowings from the founder/management team.

Because these are related party transactions, no guarantee can be made that the terms of the arrangements are at arm’s length.

NOTE 9 – GOING CONCERN

These financial statements are prepared on a going concern basis.  The Company began operations but has incurred a loss for all periods from Inception through June 30, 2020.  The Company’s ability to continue is dependent upon management’s plan to raise additional funds (see Note 10), capital contributions from the founder, other fundraising and the ability to achieve profitable operations.  The financial statements do not include any adjustments that might be necessary if the Company is not able to continue as a going concern.

NOTE 10 – SUBSEQUENT EVENTS

Anticipated Securities Offering
During 2020, the Company is planning to raise capital through the issuance of securities exempt from registration under Regulation A and under Regulation D 506C.  The Company is qualified to raise a total of $10,000,000 by issuing up to 2,000,000 shares of Class A common stock under Regulation A, but this cannot be assured.

Management’s Evaluation
Management has evaluated subsequent events through October 19, 2020, the date the financial statements were available to be issued.  Based on this evaluation, no additional material events were identified which require adjustment or disclosure in the financial statements.

NOWIGENCE INC.

(a New York corporation)

Consolidated Audited Financial Statements

For the calendar year periods ending December 31, 2019 and 2018

INDEPENDENT AUDITOR’S REPORT

April 28, 2020

To: Board of Directors, Nowigence Inc.

Attn: Anoop Bhatia

Re: 2019-2018 Nowigence Inc. Audit

We have audited the accompanying financial statements of Nowigence Inc. (a New York corporation) and subsidiaries (collectively, the “Company”), which comprise the balance sheet(s) as of December 31, 2019 and 2018, and the related statements of income, shareholders’ equity or deficit, and cash flows for the calendar year(s) ending December 31, 2019 and 2018, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of the Company’s financial statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion.

An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.  We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations, shareholders’ equity or deficit and its cash flows for the calendar year(s) ending December 31, 2019 and 2018 in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter Regarding Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As described in the Notes to the Financial Statements, the Company is a business that has incurred substantial costs and has not yet generated enough revenue to cover these costs while seeking to raise capital under Title IV of the JOBS Act.  Considering these factors, there exist substantial doubt as to whether the Company can continue as a going concern.  These financial statements do not include any adjustments that might result from the outcome of this uncertainty and we provide no opinion at this time about whether the Company will be successful in its plans to continue as a going concern.

Sincerely,

IndigoSpire CPA Group

IndigoSpire CPA Group, LLC

Aurora, Colorado

NOWIGENCE INC.
CONSOLIDATED BALANCE SHEET
As of December 31, 2019 and 2018
See accompanying Auditor’s Report and Notes to the Financial Statements

	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	13,179	7,326
Accounts and other short-term receivable	28,497	0
Total current assets	41,676	7,326

Software development, net of amortization (see Note 3)	634,779	652,986
Total assets	676,456	660,312

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Current liabilities:
Accounts payable	80,929	22,850
Interest payable	7,679	7,655
Total current liabilities	88,609	30,505

Long-term debt (see Note 4)	96,404	61,051

TOTAL LIABILITIES	185,013	91,556

Shareholders’ equity:
Common stock, Class A (60,000,000 shares authorized, $0.00001 par, 23,340,730 and 20,407,730 issued and outstanding as of December 31, 2019 and 2018, respectively)	233	204
Common stock, Class B (40,000,000 shares authorized, $0.00001 par, 37,827,270 and 37,827,270 shares issued and outstanding as of December 31, 2019 and 2018, respectively)	378	378
Additional paid-in capital	2,283,079	1,200,357
Retained deficit	(1,792,247)	(632,183)
Total shareholders’ equity	491,443	568,756

Total liabilities and members’ equity	$ 676,456	$ 660,312

NOWIGENCE INC.
CONSOLIDATED STATEMENT OF OPERATIONS
For the calendar year periods ending December 31, 2019 and 2018
See accompanying Auditor’s Report and Notes to the Financial Statements

	2019	2018
Revenues	85,914	49,950
Less: Cost of revenues	48,038	80,726
Gross profit (loss)	37,877	(30,776)

Operating expenses:
Selling, general and administrative	991,148	172,604
Amortization	127,176	107,454
Total operating expenses	1,118,324	280,058

Operating loss	(1,080,447)	(310,834)

Interest income/(expense)	(12,229)	(12,361)
Government grant income	1,899	3,834

Pretax loss	(1,090,777)	(319,361)

(Provision)/benefit for income taxes	(0)	(0)

Net loss	(1,090,777)	(319,361)

Foreign currency translation adjustment	(69,287)

Comprehensive Net Loss	(1,160,064)	(319,361)

NOWIGENCE INC.
CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY/(DEFICIT)
For the calendar year periods ending December 31, 2019 and 2018
See accompanying Auditor’s Report and Notes to the Financial Statements

	Class A Common Stock		Class B Common Stock		Additional Paid-In Capital	Retained Deficit	Total Shareholders’ Equity/(Deficit)
	# Shares	$	# Shares	$
Balance as of January 1, 2018	8,713,980	87	37,827,270	378	772,415	(312,821)	460,059
2018 Issuance of shares	11,693,750	117			427,942		428,059
2018 Net loss						(319,361)	(319,361)
Balance as of December 31, 2018	20,407,730	204	37,827,270	378	1,200,357	(632,183)	568,756
2019 Issuance of shares, net of offering costs	2,933,000	29			1,082,722		1,082,751
2019 Net loss						(1,160,064)	(1,160,064)
Balance as of December 31, 2019	23,340,730	233	37,827,270	378	2,283,079	(1,792,247)	491,443

NOWIGENCE INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
For the calendar year periods ending December 31, 2019 and 2018
See accompanying Auditor’s Report and Notes to the Financial Statements

	2019	2018
Cash flows from operating activities
Net loss	(1,160,064)	(316,361)
Add back: Amortization	127,176	107,992
Adjustments to reconcile net loss to net cash used in operating activities: Changes in operating assets and liabilities:
Net increase/(decrease) in accounts payable	58,079	9,513
Net increase/(decrease) in interest payable	25	4,615
Net (increase)/decrease in accounts receivables	(28,497)	0

Net cash used in operating activities	(1,003,281)	(192,241)

Cash flows from investing activities
Software development costs	(108,970)	(246,782)
Net cash used in investing activities	(108,970)	(246,782)

Cash flows from financing activities
Proceeds from the issuance of stock	1,082,751	413,073
Net additional long-term debt	35,353	28,348
Net cash provided by financing activities	1,118,104	441,421

Net change in cash and cash equivalents	5,853	2,398

Cash and cash equivalents at beginning of period	7,326	4,928
Cash and cash equivalents at end of period	13,179	7,326

Supplemental disclosure of cash flow information
Cash paid for interest	12,229	0
Cash paid for income taxes	0	0

NOWIGENCE INC.

NOTES TO FINANCIAL STATEMENTS

See accompanying Auditor’s Report

As of December 31, 2019 and December 31, 2018

NOTE 1 - NATURE OF OPERATIONS

Nowigence Inc. and subsidiaries (the “Company”) is an early-stage software-as-a-service company.  The Company has developed an automated, artificial intelligence-based solution that extracts and analyzes textual and transcript-based qualitative data, at rates of up to 6,000 times faster than a human.  The Company was formed in August 2011 but had very limited commercial activity until October 2015.

Since Inception, the Company has relied on loans from founders and raising capital to fund its operations.  As of December 31, 2019, the Company had negative retained earnings and will likely incur losses prior to generating positive working capital.  These matters raise substantial concern about the Company’s ability to continue as a going concern.  During the next 12 months, the Company intends to fund its operations with funding from a Regulation A securities campaign (see Note 10 below), loans, capital contributions from the founder and funds from revenue producing activities, if and when such can be realized.  If the Company cannot secure additional short-term capital, it may cease operations.  These financial statements and related notes thereto do not include any adjustments that might result from these uncertainties.

Acquisition of Subsidiary

On January 18, 2019, the Company acquired all of the issued shares of Nowigence India Private Limited, Co., an Indian private limited company (“Subsidiary”) in exchange for $10,218.  This acquisition had been approved by the Board of the Company in December 2018.  The Company will consolidated its financial results with Subsidiary starting from January 18, 2019, the date the acquisition closed.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America ("GAAP"). In the opinion of management, all adjustments considered necessary for the fair presentation of the unaudited financial statements for the years presented have been included.

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the footnotes thereto. Actual results could differ from those estimates.  It is reasonably possible that changes in estimates will occur in the near term.  All amounts are rounded to the nearest whole dollar upon presentation so certain sums or differences may reflect a rounding difference in some instances.

Risks and Uncertainties

The Company has a limited operating history. The Company's business and operations are sensitive to general business and economic conditions in the United States. A host of factors beyond the Company's control could cause fluctuations in these conditions. Adverse conditions may include: recession, downturn or otherwise, local competition or changes in consumer taste. These adverse conditions could affect the Company's financial condition and the results of its operations.  As of December 31, 2019, the Company is operating as a going concern.  See Note 1 and Note 9 for additional information.

Cash and Cash Equivalents

The Company considers short-term, highly liquid investment with original maturities of three months or less at the time of purchase to be cash equivalents.  Cash consists of funds held in the Company’s checking account. As of December 31, 2019 and 2018, the Company had $13,179 and $7,326 cash on hand.

Receivables and Credit Policy

Trade receivables from customers are uncollateralized customer obligations due under normal trade terms, primarily requiring payment before services are rendered.  Trade receivables are stated at the amount billed to the customer.  Payments of trade receivables are allocated to the specific invoices identified on the customer’s remittance advice or, if unspecified, are applied to the earliest unpaid invoice. The Company, by policy, routinely assesses the financial strength of its customers. As of December 31, 2019, the Company had $28,497 of outstanding accounts receivable.

Property and Equipment and Depreciation

Property and equipment are recorded at cost.  Expenditures for renewals and improvements that significantly add to the productive capacity or extend the useful life of an asset are capitalized.  Expenditures for maintenance and repairs are expensed as incurred. When equipment is retired or sold, the cost and related accumulated depreciation are eliminated from the balance sheet accounts and the resultant gain or loss is reflected in income.

Depreciation is provided using the straight-line method, based on useful lives of the assets which range from three to five years.

The Company reviews the carrying value of property and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition.  In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets.  The factors considered by management in performing this assessment include current operating results, trends and prospects, the manner in which the property is used, and the effects of obsolescence, demand, competition, and other economic factors.

As of December 31, 2019, the Company had an immaterial amount of fixed assets.

Income Taxes

Income taxes are provided for the tax effects of transactions reporting in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of receivables, inventory, property and equipment, intangible assets, and accrued expenses for financial and income tax reporting.  The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.  Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

For current period, the Company is taxed as an C corporation.  Because the Company has suffered losses during its start-up phase, the only provision for income taxes is the based on the small amount of earnings in the Company’s Indian subsidiary.

The Company evaluates its tax positions that have been taken or are expected to be taken on income tax returns to determine if an accrual is necessary for uncertain tax positions.  As of December 31, 2018, the unrecognized tax benefits accrual was zero.

Revenue Recognition

The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the fee for the arrangement is fixed or determinable and collectability is reasonably assured.  Revenue for the Company is generally comprised software-as-a-service subscription revenue and is booked during the period of the subscription.

Cost of Sales

The Company expenses approximately 40 percent of its team’s total employee expenses and other server-related costs in conjunction with the provision of services to its customers.

Advertising Expenses

The Company expenses advertising costs as they are incurred.

Organizational Costs

In accordance with FASB ASC 720, organizational costs, including accounting fees, legal fee, and costs of incorporation, are expensed as incurred.

Software Development Costs and Amortization

The Company applies the principles of ASC 985-20, Software-Costs of Computer Software to be Sold, Leased, or Otherwise Marketed (“ASC 986-20”).  ASC 985-20 requires that software development costs be charged to research and development expense until technological feasibility is established.  With the Company’s current technology, technological feasibility of the underlying software is not established until substantially all product development and testing is complete, which generally includes the development of a working model.

The Company capitalizes approximately 60 percent of the salaries of the research and development associated with the software development program of the Company.  Additionally, the Company capitalizes the data subscription services that are offered as part of the Company’s revenue producing activities.  The Company routinely evaluates both the technological feasibility and the estimate of payroll expense and data subscription expenses utilized in this calculation.

Prior to a product’s release, if and when the Company believes capitalized costs are not recoverable, the costs capitalized to date will be expensed as part of cost of sales.  Upon reaching technological feasibility, the company amortizes the capitalized costs over a period of 3-5 years.

Concentration of Credit Risk

The Company maintains its cash with a major financial institution located in the United States of America in the name of the Manager, which it believes to be credit worthy. The Federal Deposit Insurance Corporation insures balances up to $250,000. At times, the Company may maintain balances in excess of the federally insured limits.

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2014-09, "Revenue from Contracts with Customers". Under this guidance, revenue is recognized when promised goods or services are transferred to customers in an amount that reflects the consideration expected to be received for those goods or services. The updated standard will replace most existing revenue recognition guidance under U.S. GAAP when it becomes effective and permits the use of either the retrospective or cumulative effect transition method. Early adoption is not permitted. The updated standard for nonpublic entities will be effective after December 15, 2018, and interim periods within annual periods beginning after December 15, 2019.   We are currently evaluating the effect that the updated standard will have on our financial statements and related disclosures.

In February 2016, FASB issued ASU No. 2016-02, Leases, that requires organizations that lease assets, referred to as "lessees", to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases with lease terms of more than 12 months. ASU 2016-02 will also require disclosures to help investors and other financial statement users better understand the amount, timing, and uncertainty of cash flows arising from leases and will include qualitative and quantitative requirements. The new standard for nonpublic entities will be effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020, and early application is permitted. We are currently evaluating the effect that the updated standard will have on our financial statements and related disclosures.

The FASB issues ASUs to amend the authoritative literature in ASC. There have been a number of ASUs to date, including those above, that amend the original text of ASC. Management believes that those issued to date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable to us or (iv) are not expected to have a significant impact on our balance sheet.

NOTE 3 – SOFTWARE DEVELOPMENT COSTS

As discussed above, the Company has capitalized its software development costs (“SDCs”) during this start-up period.  The Company then amortizes the SDCs over their estimated useful life of five years.

	Balance of Capitalized SDCs	Balance of Accumulated Amortization	Balance of net SDCs
2019	896,894	(262,114)	634,779
2018	787,924	(134,938)	652,986

The Company amortizes technologically feasible internally-developed software over a 5 year period.  The Company has recorded amortization expense in the calendar years ending December 31, 2019 and 2018 of $127,176 and $107,992, respectively.

The Company monitors the carrying value of the SDCs for impairment.  As of December 31, 2019, the Company has not yet recorded any impairment of the SDCs.

NOTE 4 – LONG-TERM DEBT

The Company has procured borrowings to fund working capital needs from the founders/management team as well as from commercial sources.

As of December 31, 2019 and 2018, the Company had an ending balance of $37,224 and $32,644, respectively owed to the founders/management team.  The loan accrues interest expense at a rate of 18 percent per annum, but the interest has not yet been paid.

In 2019 and 2018, the Company had borrowed $59,180 and $28,488 from commercial sources including a line of credit.  The interest rates on these loans are 8.5 percent and 15 percent.

NOTE 5 – INCOME TAX PROVISION

The Company has filed all required tax returns and does not have a net taxable position requiring a provision other than the small amount of tax the Company has accrued for on behalf of Subsidiary at the statutory rate of India.  The Company believes that this reflects the actual tax provision of the Company in all material respects.

NOTE 6 – COMMITMENTS AND CONTINGENCIES

Legal Matters

Company is not currently involved with and does not know of any pending or threatening litigation against the Company or its member.

NOTE 7 – SHAREHOLDERS’ EQUITY

Common Stock

The Company has two classes of common stock.  Each Class A share is entitled to one vote per share and each Class B share is entitled to 10 votes per share.  Only the Company’s founder, Anoop Bhatia, is entitled to Class B shares.

The Company has authorized 60,000,000 shares of Class A stock.  Of the Class A shares, the Company has issued 23,340,730 and 20,407,730 shares as of December 31, 2019 and 2018, respectively.  Additionally, the Company has authorized 40,000,000 shares of Class B stock and has issued 37,827,270 and 37,827,270 shares as of December 31, 2019 and 2018, respectively.

NOTE 8 – RELATED PARTY TRANSACTIONS

As described above in Note 4, the Company has procured borrowings from the founder/management team.

Because these are related party transactions, no guarantee can be made that the terms of the arrangements are at arm’s length.

NOTE 9 – GOING CONCERN

These financial statements are prepared on a going concern basis.  The Company has began operations but has incurred a loss for all periods from Inception through December 31, 2019.  The Company’s ability to continue is dependent upon management’s plan to raise additional funds (see Note 10), capital contributions from the founder, other fundraising and the ability to achieve profitable operations.  The financial statements do not include any adjustments that might be necessary if the Company is not able to continue as a going concern.

NOTE 10 – SUBSEQUENT EVENTS

Anticipated Securities Offering
During 2020, the Company is planning to raise capital through the issuance of securities exempt from registration under Regulation A.  The Company hopes to raise up to $5,000,000 by issuing up to 1,000,000 shares of Class A common stock, but this cannot be assured.

Management’s Evaluation
Management has evaluated subsequent events through April 28, 2020, the date the financial statements were available to be issued.  Based on this evaluation, no additional material events were identified which require adjustment or disclosure in the financial statements.

1EXHIBITS TO OFFERING STATEMENT

Exhibit No.	Description

1A-2A	Certificate of Incorporation (*)
1A-2B	By-laws (*)
1A-12	Legal Opinion & Consent (1)
1A-4 1A-11 1A-EX 1A-6	Sample Subscription Agreement (*) Consent of the Public Accountant (*) Consultancy Agreement (*) Underwriter Agreement (*)

(1) (*)	Filed herewith. Previously filed.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering statement to be signed on its behalf by the undersigned, thereunto duly authorized in Albany, New York, NY on October 19, 2020.

NOWIGENCE, INC.

By:	/s/ Anoop Bhatia
Name:	Anoop Bhatia
Title:	Chairman, Chief Executive Officer, CFO and principal accounting officer
Date:	October 19, 2020

This Offering statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Anoop Bhatia Anoop Bhatia	Chairman of the Board, CEO (Principal Executive Officer), CFO and principal accounting officer	October 19, 2020

/s/ David Evans David L. Evans	Board Member	October 19, 2020

/s/ Ms. Tracy Metzger Tracy Metzger	Board Member	October 19, 2020

/s/ Ms. Chistine Goodson Christine Goodson	Board Member	October 19, 2020

/s/ Ian Moore Ian Moore	Board Member	October 19, 2020